Exhibit 10.10

FINANCING AGREEMENT

Dated as of September 8, 2009

by and among

WAVE2WAVE COMMUNICATIONS, INC.
as Borrower

THE SUBSIDIARIES OF BORROWER PARTY HERETO
as Guarantors

THE LENDERS PARTY HERETO

and

VICTORY PARK MANAGEMENT, LLC
as Agent

$9,300,000 SENIOR SECURED NOTES

i

EXHIBITS

Exhibit A	Note
Exhibit B	Security Agreement
Exhibit C	Fee Letter
Exhibit D	Funds Flow Letter
Exhibit E	Reserved
Exhibit F	Reserved
Exhibit G	Post-Closing Obligations Letter
Exhibit H	Compliance Certificate
Exhibit I	Officer’s Certificate
Exhibit J-1	Affiliate Subordination Agreement (RNK)
Exhibit J-2	Affiliate Subordination Agreement (Mennen)
Exhibit K	Intellectual Property Security Agreements
Exhibit L	Pledge Agreement

SCHEDULES

Schedule 5.1(v)	Material Adverse Effect
Schedule 7.1	Subsidiaries
Schedule 7.5	Consents
Schedule 7.6	Subsidiary Rights
Schedule 7.7	Equity Capitalization
Schedule 7.8	Indebtedness and Other Contracts
Schedule 7.9	Off Balance Sheet
Schedule 7.11	Title
Schedule 7.12	Intellectual Property Rights
Schedule 7.14	Absence of Certain Changes
Schedule 7.15	Absence of Litigation
Schedule 7.16	Disclosure
Schedule 7.22	Conduct of Business; Regulatory Permits
Schedule 7.25	Environmental Laws
Schedule 7.27	ERISA
Schedule 7.33	Transactions with Affiliates
Schedule 7.42	Material Contracts
Schedule 7.43	Affiliate Contracts
Schedule 8.6	Existing Liens
Schedule 8.7	Restricted Payments
Schedule 8.24	Use of Proceeds
Schedule 8.29	Existing Investments

v

FINANCING AGREEMENT

          This FINANCING AGREEMENT (as modified, amended, extended, restated, amended and restated or supplemented from time to time, this “Agreement”), dated as of September 8, 2009 is being entered into by and among WAVE2WAVE COMMUNICATIONS, INC. (“Borrower”), the Guarantors (as hereinafter defined), the lender(s) listed on the Schedule of Lenders attached hereto (each individually, a “Lender” and collectively, the “Lenders”) and Victory Park Management, LLC, as administrative agent and collateral agent (the “Agent”) for the Lenders and the Holders (as defined herein).

RECITALS

          WHEREAS, the Borrower has authorized a new series of senior secured notes of the Borrower;

          WHEREAS, each Lender wishes to purchase, and the Borrower wishes to sell, at the Closing, upon the terms and conditions stated in this Agreement, that principal amount of Notes, in substantially the form attached hereto as Exhibit A, as set forth opposite such Lender’s name in column three (3) on the Schedule of Lenders attached hereto;

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, (a) the Borrower, the Guarantors and the Agent on behalf of the Holders and Lenders are executing and delivering a Pledge and Security Agreement, substantially in the form attached hereto as Exhibit B (the “Security Agreement”), pursuant to which substantially all of the assets of the Borrower and Guarantors will be pledged as Collateral to secure the Obligations and (b) certain stockholders of Borrower (the “Pledgors”) are executing and delivering a Pledge Agreement, substantially in the form attached hereto as Exhibit L (the “Pledge Agreement”), pursuant to which not less than fifty-one percent (51%) of the Equity Interests of Borrower will be pledged as Collateral to secure the Obligations;

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Borrower and the Agent are executing and delivering a Fee Letter, substantially in the form attached hereto as Exhibit C (the “Fee Letter”), pursuant to which the Borrower shall pay and reimburse the Agent for itself and on behalf of the Holders and Lenders for the reasonable fees and expenses incurred in connection with the transactions contemplated hereunder;

          WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Borrower, the holders of the Affiliate Notes and the Agent on behalf of the Holders and Lenders are executing and delivering an Affiliate Subordination Agreement, substantially in the forms attached hereto as Exhibit J-1 and Exhibit J-2 (the “Affiliate Subordination Agreements”), pursuant to which the holders of the Affiliate Notes shall agree that the payment of all Affiliate Indebtedness shall be subordinated and junior in right of payment to the prior payment in full in cash of the Obligations.

          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the Borrower, the Guarantors, the Agent and each Lender hereby agree as follows:

ARTICLE 1

DEFINITIONS; CERTAIN TERMS

               Section 1.1     Definitions. As used in this Agreement, the following terms have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

          “1933 Act” means the Securities Act of 1933, as amended.

          “1934 Act” means the Securities Exchange Act of 1934, as amended.

          “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business line, unit or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.

          “Affiliate” means, with respect to a specified Person, another Person that (i) is a director or officer of such specified Person, or (ii) directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

          “Affiliate Indebtedness” means Indebtedness under the Affiliate Notes.

          “Affiliate Notes” means each of the RNK Notes, the Mennen Notes and the M Brothers Note.

          “Affiliate Subordination Agreement” has the meaning set forth in the Recitals.

          “Affiliated Holder” means each legal and beneficial owner of an Affiliate Note.

          “Agent” has the meaning set forth in the introductory paragraph hereto.

          “Annualized EBITDA” shall mean, as of any date of determination, the product obtained by multiplying (a) EBITDA for the three (3) month period ended on such date of determination, by (b) four (4).

          “Asset Sale” means (i) the sale, lease, license, conveyance or other disposition of any assets or rights of Borrower or any of the Borrower’s Subsidiaries, and (ii) the sale of Equity Interests in any of the Borrower (other than the Capital Stock of the Borrower) or any of the Borrower’s Subsidiaries.

          “Bankruptcy Law” has the meaning set forth in Section 10.1(c).

          “Blocked Account” means each Controlled Account (as defined in the Security Agreement) that is subject to the full dominion and control of the Agent.

          “Business Day” means any day other than Saturday or Sunday or any day that banks in Chicago, Illinois are required or permitted to close.

          “Capital Expenditures” means the any expenditure or obligation which should be capitalized in accordance with GAAP.

          “Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into, or exchangeable for, Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

          “Cash Equivalent Investment” means, at any time, (a) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Agent.

           “Change of Control” means, with respect to Borrower or any Subsidiary of Borrower, that (A) Borrower or such Subsidiary shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not Borrower or such Subsidiary is the surviving corporation) another Person, (ii) sell, assign, transfer, lease, license, convey or otherwise dispose of all or substantially all of the properties or assets of Borrower or such Subsidiary to another Person, (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock or other Equity Interests (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than fifty percent (50%) of the outstanding shares of Common Stock or other Equity Interests, (v) reorganize, recapitalize or reclassify the Common Stock, or (vi) cause to occur a “change in control” under any Affiliate Indebtedness, or (B) with respect to the Borrower, any

“person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) of the aggregate ordinary voting power represented by issued and outstanding Common Stock. Nothing herein shall prohibit Borrower from consummating the IPO concurrently with (or after) the payment in full, in cash of all Obligations as required hereunder.

          “Closing” has the meaning set forth in Section 3.1.

          “Closing Date” has the meaning set forth in Section 3.1.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Collateral” means the “Collateral” as defined in the Security Agreement.

          “Common Stock” means Borrower’s common stock, $0.0001 per value per share.

          “Common Stock Equivalents” means any securities of the Borrower or the Subsidiaries which would entitle the holder therefor to acquire at any time Common Stock, including, without limitation, any preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

          “Compliance Certificate” means a certificate signed by a responsible officer of the Borrower, in substantially the form attached hereto as Exhibit H and reasonably satisfactory to the Agent.

          “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

          “Control” means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of a Person or (ii) to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

          “Credit Party” means Borrower and each Guarantor.

          “Current Interest Rate” means a rate equal to three percent (3%) per month, as adjusted pursuant to the terms of Section 2.2.

          “Custodian” has the meaning set forth in Section 10.1(d).

          “Default Rate” means a rate of interest equal to the Current Interest Rate.

          “Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Collateral (i) in excess of $100,000 in the aggregate for any Fiscal Year or (ii) that results, individually or in the aggregate, in a Material Adverse Effect.

          “Diligence Date” has the meaning set forth in Section 7.14.

          “EBITDA” means, as of any date of determination, for a specified period ending on such date of determination, an amount equal to (a) Net Income, plus (b) in each instance to the extent deducted in the computation of Net Income and without duplication, (i) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation but excluding non-cash charges that are an accrual or reserve for a cash expenditure or payment to be made in a future period) for such period, plus (ii) interest expense for such period plus (iii) fees paid during such period to Lenders pursuant to this Agreement, plus (iv) income taxes for such period.

          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of its respective Subsidiaries or ERISA Affiliates.

          “Environmental Laws” means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, the exposure of humans thereto, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all regulatory authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices of violation or similar notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

          “Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, whether or not such debt security includes the right of participation with Capital Stock).

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means, as to Borrower, any trade or business (whether or not incorporated) that is a member of a group which includes Borrower and which is treated as a single employer under Section 414 of the Code.

          “ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by any of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any of the Borrower, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on any of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of any of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on any of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

          “Event of Default” has the meaning set forth in Section 10.1.

          “Event of Default Notice” has the meaning set forth in Section 10.2(a).

          “Event of Default Redemption” has the meaning set forth in Section 10.2(a).

          “Event of Default Redemption Notice” has the meaning set forth in Section 10.2(a).

          “Event of Loss” means any Destruction to, or any Taking of, any asset or property of the Borrower or any of its Subsidiaries.

          “Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries outside the ordinary course of business (and not consisting of proceeds described in

Sections 2.3(b)(i), (b)(ii), (b)(iii) or (b)(iv)), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) judgments, proceeds of court settlements or other consideration of any kind in connection with any cause of action, and (d) any purchase price adjustment received in connection with any Acquisition.

          “Fee Letter” has the meaning set forth in the recitals.

          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year of the Borrower.

          “Fiscal Year” means a fiscal year of the Borrower.

          “Fixed Charge Coverage Ratio” means the ratio, as of any date of determination, of (a) Annualized EBITDA of Borrower and its Subsidiaries less unfinanced Capital Expenditures of Borrower and its Subsidiaries to (b) the sum of cash payments made, or required to be made, by Borrower and its Subsidiaries for income taxes, interest expense, cash dividends or stock redemptions, principal payments on debt (other than with respect to principal payments made on account of a revolving line of credit), and lease payments, in each instance, for the twelve (12) month period ending on such date (the amounts in clause (b), collectively “Fixed Charges”).

          “Funds Flow Letter” has the meaning set forth in Section 4.1(b).

          “GAAP” means United States generally accepted accounting principles, consistently applied.

          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Guarantor” means (i) each Subsidiary of Borrower listed as a “Guarantor” on the signature pages hereto, and (ii) each other Person which guarantees in writing all or any part of the Obligations.

          “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to manage interest rates or interest rate risk; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

          “Holder” means a holder of a Note.

          “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, notes or similar instruments whether convertible or not, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all indebtedness referred to in clauses (i) through (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (vii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vi) above; (viii) banker’s acceptances; (ix) the balance deferred and unpaid of the purchase price of any property or services due more than three months after such property is acquired or such services are completed; (x) Hedging Obligations; and (xi) obligations under convertible securities of the Borrower. In addition, the term “Indebtedness” of Borrower or its Subsidiaries, as applicable, includes (a) all Indebtedness of others secured by a Lien on any assets of the Borrower or any of its Subsidiaries (whether or not such Indebtedness is assumed by the Borrower or such Subsidiaries), and (b) to the extent not otherwise included, the guarantee by the Borrower or any of its Subsidiaries of any Indebtedness of any other Person.

          “Insolvent” means, with respect to Borrower or any Subsidiary, (i) the present fair saleable value in a non-liquidation context of Borrower’s or such Subsidiary’s assets is less than the amount required to pay Borrower’s or such Subsidiary’s total Indebtedness as applicable, (ii) Borrower or such Subsidiary is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) Borrower or such Subsidiary intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) Borrower or such Subsidiary has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

          “Intellectual Property Security Agreements” means each of the trademark security agreement, the patent security agreement and the copyright security agreement dated the Closing Date, in the forms of Exhibit K attached hereto, by and among the Borrower or the applicable Guarantor and the Agent.

          “Interest Date” has the meaning provided in Section 2.2(a).

          “Inventory” has the meaning provided in the UCC.

          “Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt security or Equity Interest, by making any loan or advance, by becoming contingently liable in respect of obligations of such other Person or by making an Acquisition.

          “IPO” means the initial public offering of Common Stock of Borrower.

          “Issuance Date” has the meaning provided in Section 2.2(a).

          “Late Charge” has the meaning provided in Section 2.4.

          “Lender” and “Lenders” has the meaning set forth in the introduction.

          “Leverage Ratio” means, as of any date of determination, the ratio of (a) total Indebtedness of Borrower and its Subsidiaries on a consolidated basis as of such date of determination, to (b) EBITDA of Borrower and its Subsidiaries for the twelve (12) month period then ended.

          “Lien” means any mortgage, lien, pledge, security interest, conditional sale or other title retention agreement, charge or other security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease or license in the nature thereof, any option or other agreement to sell or give a security interest in.

          “M Brothers Note” means that certain Promissory Note issued to M Brothers (formerly Hideaway Partners) dated June 22, 2007 in the original principal amount of $250,000.

          “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, the Collateral, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and by the other Transaction Documents, or on the authority or ability of the Borrower and its Subsidiaries, taken as a whole, to fully and timely perform their obligations under any Transaction Document.

          “Material Contract” means (i) each of the Affiliate Notes and (ii) any other contract or other arrangement to which the Borrower or any of its Subsidiaries is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation, termination or failure to renew could reasonably be expected to have a Material Adverse Effect.

          “Maturity Date” means the earliest of (a) May 8, 2010, (b) the consummation of the IPO, and (c) such earlier date as the unpaid principal balance of all outstanding Notes becomes due and payable pursuant to the terms of this Agreement and the Notes.

          “Maximum Commitment” means $9,300,000.

          “Mennen Notes” means, collectively, (i) that certain Loan and Security Agreement dated October 12, 2007 by and among Borrower, Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970 (the “Mennen Trust”) and Greystone Business Credit II, LLC, (ii) that certain Amended and Restated Term Note in the original face amount of $34,000,000 issued by the Borrower to the Mennen Trust, (iii) that certain Amended and Restated Term Note in the original face amount of $1,700,000 issued by the Borrower to the Mennen Trust, and (iv) that certain Term Promissory Note dated as of the date hereof issued by Borrower to the Mennen Trust, in the original principal amount of $3,500,000, in each case, as in effect on the date hereof or as modified in accordance with the terms of the Affiliate Subordination Agreement.

          “Mortgage” means a mortgage or deed or trust, in form and substance reasonably satisfactory to the Agent, as it may be amended, supplemented or otherwise modified from time to time.

          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

          “Net Income (Loss)” means, as of any date of determination, as determined in accordance with GAAP, when calculated for a specified period ending on such date of determination, the aggregate of the net income (loss) of Borrower and its Subsidiaries for such period (but excluding to the extent included therein any extraordinary gains or losses), provided, that, the effect of any change in accounting principles adopted by Borrower after the date hereof shall be excluded. For the purpose of this definition, net income excludes any gain or loss, together with any related provision for taxes for such gain or loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any capital stock of Borrower, and any net income realized as a result of changes in accounting principles or the application thereof to Borrower.

          “Notes” has the meaning set forth in Section 2.1.

          “Obligations” means any and all obligations, liabilities and indebtedness, including without limitation, principal, interest (including, but not limited to, interest calculated at the Default Rate and post-petition interest in any proceeding under any Bankruptcy Law), Late Charges, Prepayment Premium, Yield Maintenance Premium, and other fees, costs, expenses and other charges and other obligations under the Transaction Documents, of the Credit Parties to the Agent, the Holders and the Lenders or to any parent, affiliate or subsidiary of such Holders of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

          “Other Taxes” has the meaning set forth in Section 2.6(b).

          “Outside Legal Counsel” means Mintz Levin Cohn Ferris Glovsky and Popeo PC.

          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Sections 412 and 430 of the Code or Section 302 of ERISA.

           “Permitted Dispositions” means (i) sales of Inventory in the ordinary course of business, (ii) disposals of obsolete, worn out or surplus equipment in the ordinary course of business, (iii) the granting of Permitted Liens, (iv) the licensing of patents, trademarks, copyrights and other intellectual property rights in the ordinary course of business consistent with past practice and (v) disposals of equipment and intellectual property no longer necessary or useful in the conduct of Borrower’s or any Subsidiary’s business, provided that, the aggregate fair market value of all such equipment and intellectual property disposed of pursuant to this clause (v) does not exceed $150,000 in any fiscal year.

          “Permitted Indebtedness” means (i) Indebtedness outstanding as of the Closing Date as set forth on Schedule 7.8, (ii) unsecured guaranties in the ordinary course of business of the obligations of suppliers, customers and licensees of the Borrower or its Subsidiaries, (iii) Indebtedness which may be deemed to exist pursuant to any unsecured guaranties with respect to surety and appeal bonds, performance bonds, bid bonds and similar obligations incurred in the ordinary course of business, (iv) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts in the ordinary course of business, (v) Affiliate Indebtedness to the extent subject to the terms and conditions of the Affiliate Subordination Agreement, the aggregate outstanding principal balance of which shall not exceed $39,200,000 with respect to the Mennen Notes, $19,303,606 with respect to the RNK Notes, and $250,000 with respect to the M Brothers Note, (vi) purchase money Indebtedness and Indebtedness incurred in connection with any capital lease transaction provided that the aggregate amount of all such Indebtedness at any time outstanding does not exceed $250,000 and (vii) unsecured Indebtedness in an aggregate amount not to exceed $500,000.

          “Permitted Liens” means (i) Liens in favor of the Agent for the benefit of the Holders granted pursuant to any Security Document, (ii) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (A) are not yet delinquent or (B) do not have priority over Agent’s Liens, so long as in each case the underlying taxes, assessments, charges or levies are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (iii) Liens securing judgments for the payment of money not constituting an Event of Default, (iv) Liens outstanding as of the Closing Date as set forth on Schedule 8.6, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date, (v) the interests of lessors under operating leases and licensors under license agreements in each case entered into in the ordinary course of business of the Borrower and its Subsidiaries, (vi) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, in each case incurred in the ordinary course of business and not in connection with the borrowing of money and either (A) for amounts that are not yet delinquent or (B) for amounts that are no more than 30 days overdue that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserves or appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (vii) Liens incurred in the ordinary course of business in connection with workers’ compensation and other unemployment insurance, or to secure the performance of tenders, surety and appeal bonds, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), in each case so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof, (viii) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, (ix) easements, reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property, (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods, (xi) Liens to secure Indebtedness described in clause (vi) of the definition of “Permitted Indebtedness,” so long as such Liens encumber only those assets acquired with the proceeds of such Indebtedness and (xii) Liens on cash deposits in the Excluded Accounts (as defined in the Security Agreement) to secure outstanding letters of credit.

          “Permitted Redemption” means the redemption of Notes permitted pursuant to Section 2.3(a).

          “Permitted Redemption Amount” has the meaning set forth in Section 2.3(a)(i).

          “Permitted Redemption Date” means the date on which the Borrower is required to redeem the Notes in accordance with Section 2.3(a).

          “Permitted Redemption Notice” has the meaning set forth in Section 2.3(a)(i).

          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

          “Plan” means any Multiemployer Plan or Pension Plan.

          “Pledge Agreement” has the meaning set forth in the Recitals.

          “Pledgors” has the meaning set forth in the Recitals and shall include Steven Asman, the Mennen Trust and Under Station Limited.

          “Post-Closing Obligations Letter” means that certain letter agreement dated the Closing Date, in the form of Exhibit G attached hereto, by and among the Borrower and the Agent.

          “Prepayment Premium” means (a) with respect to a Permitted Redemption made on a Permitted Redemption Date on or prior to the five (5) month anniversary of the Closing Date (i.e., February 4, 2010), zero and (b) with respect to a Permitted Redemption made on a Permitted Redemption Date after the five month anniversary of the Closing Date, the Yield Maintenance Premium. Time is of the essence.

          “Principal Market” means the NASDAQ, NYSE or NYSE Amex.

          “Proceeding” has the meaning set forth in Section 7.15.

          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

          “Registration Statement” means Form S-1 Registration Statement proposed to be filed by the Borrower with the SEC with respect to the registration on the Principal Market of Common Stock.

          “Regulatory Consent” means the consent and approval by the New Jersey Board of Public Utilities of (a) the pledge by Borrower of one hundred percent (100%) of the Equity

Interests of RNK and (b) the grant by RNK of a Lien on substantially all of its assets, in each instance, to secure the Obligations.

          “Required Holders” means at any time the Holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

          “Related Parties” of any Person means such Person’s Affiliates or any of its respective partners, directors, agents, employees and controlling persons.

          “RNK Notes” means, collectively, those certain 6% Secured Promissory Notes dated as of October 12, 2007 issued by Borrower to the RNK Stockholders in the original aggregate principal amount of $30,666,939, as in effect on the date hereof or as modified in accordance with the terms of the Affiliate Subordination Agreement.

          “Schedules” has the meaning set forth in ARTICLE 7.

          “SEC” means the United States Securities and Exchange Commission.

          “Security Agreement” has the meaning set forth in the Recitals.

          “Security Documents” means the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, if any, the Pledge Agreement and all other instruments, documents and agreements delivered by any of the Borrower, any of its Subsidiaries or any stockholder of Borrower in order to grant to Agent or any Holder a Lien on any real, personal or mixed Property of the Borrower, one of its Subsidiaries or such stockholder as security for the Obligations.

          “Subsidiaries” has the meaning set forth in Section 7.1.

          “Taking” means any taking of any property of the Borrower or any of its Subsidiaries or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition of the use of such assets or any portion thereof, by any Governmental Authority, civil or military (i) in excess of $500,000 in the aggregate for any Fiscal Year or (ii) that results, either individually or in the aggregated, in a Material Adverse Effect.

          “Taxes” has the meaning set forth in Section 2.6(a).

          “Territory” means the United States (including its territories and possessions).

          “Transaction Documents” has the meaning set forth in Section 7.2.

          “UCC” has the meaning set forth in Section 7.13.

          “Winncom Acquisition” means the acquisition by Borrower of substantially all of the assets of (or all of the stock of), Winncom Technologies Holdings Ltd. or its subsidiaries and affiliates.

          “Yield Maintenance Premium” shall be (a) with respect to a prepayment or redemption (including a mandatory redemption) on or prior to the five (5) month anniversary of the Closing Date, zero and (b) with respect to a prepayment or redemption thereafter, an amount, calculated immediately prior to the applicable redemption of the Notes, equal to the sum of all scheduled interest (determined with reference to the interest rate then in effect) in respect of the unredeemed Notes immediately prior to the applicable redemption for the period from the date of such redemption to the date set forth in clause (a) of the definition of Maturity Date. The foregoing amount shall be calculated by Agent and shall be conclusive and binding on the Borrower (absent manifest error).

               Section 1.2     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

               Section 1.3     Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the financial statements delivered to Agent pursuant to Section 8.2.

ARTICLE 2

BORROWER’S AUTHORIZATION OF ISSUE

               Section 2.1     Senior Secured Notes. The Borrower has authorized the issue to the Lenders of senior secured notes in the aggregate principal amount up to the Maximum Commitment, to be dated the date of issue thereof, to mature on the Maturity Date, to bear interest as provided in Section 2.2 below and to be in the form of Exhibit A hereto (the “Notes”). The Borrower shall repay the outstanding principal balance of the Notes in full in cash on the Maturity Date, unless accelerated in accordance with Section 10.2 or redeemed or prepaid in accordance with Section 2.3. The term “Notes” as used herein shall include each such senior secured note delivered pursuant to any provision of this Agreement and each such senior secured note delivered in substitution or exchange for, or otherwise in respect of, any other Note pursuant to any such provision.

               Section 2.2     Interest and Fees. The Borrower shall pay interest on the unpaid principal amount of the Notes at the rates, time and manner set forth below:

                 (a)     Rate of Interest. Each Note shall bear interest on the unpaid principal amount thereof from the date issued through the date such Note is paid in full in cash (whether upon final maturity, by redemption, prepayment, acceleration or otherwise) at the Current Interest Rate. Interest on each Note shall be computed on the basis of a 360-day year and actual days elapsed and, subject to Section 2.2(b), shall be payable monthly, in arrears, on the last day of each calendar month during the period beginning on the date such Note is issued (the “Issuance Date”) and ending on, and including, the date on which the Obligations are paid in full (each, an “Interest Date”). Notwithstanding anything herein to the contrary, on the Closing Date, Borrower shall prepay interest that will accrue at the Current Interest Rate on the principal amount of the Notes from the Closing Date through February 8, 2010. Such interest shall be deemed fully earned and non-refundable.

                 (b)     Interest Payments. Subject to the last sentence of Section 2.2(a), interest on each Note shall be payable on each Interest Date or at any such other time the Notes become due and payable (whether by acceleration, redemption or otherwise) to the record holder of such Note on the applicable Interest Date. Each Interest Date shall be considered the last day of an accrual period for U.S. federal income tax purposes. Notwithstanding anything herein to the contrary, any payment of accrued but unpaid interest due and owing on any Note shall be made by cash only by wire transfer of immediately available funds.

                 (c)     Default Rate. Upon the occurrence and continuance of any Event of Default, the Notes shall bear interest (including post-petition interest in any proceeding under any Bankruptcy Law) on the unpaid principal amount thereof at the Default Rate from the date of such Event of Default through and including the date such Event of Default is cured or waived. In the event that such Event of Default is subsequently cured or waived, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure or waiver; provided that interest as calculated and unpaid at the Default Rate during the continuance of such Event of Default shall continue to be due to the extent relating to the days after the occurrence of such Event of Default through and including the date on which such Event of Default is cured or waived.

                 (d)     Savings Clause. In no contingency or event shall the interest rate charged pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Holders have received interest hereunder in excess of the highest applicable rate, the amount of such excess interest shall be applied against the principal amount then outstanding under the Notes to the extent permitted by applicable law, and any excess interest remaining after such application shall be refunded promptly to the Borrower.

                    (e)          Fee. In the event the Regulatory Consent has not been obtained and evidence thereof delivered to Agent by the date which is one hundred fifty (150) days after the Closing Date (i.e., February 4, 2010), if requested by Agent in its sole discretion, Borrower shall pay to the Agent, for the ratable benefit of the Lenders on such 150th day, a non-refundable fee in such amount as Agent requests in its sole discretion (provided that such fee shall not exceed $700,000).

                    Section 2.3          Redemptions and Payments.

                    (a)          Permitted Redemption.

                         (i)          The Borrower may, at its option, elect to pay to the Holders of the Notes the Permitted Redemption Amount (as defined below), on the Permitted Redemption Date, by redeeming the aggregate unpaid principal amount of all Notes, in whole (and not in part) (the “Permitted Redemption”). On or prior to the date which is the third (3rd) Business Day prior to the proposed Permitted Redemption Date, the Borrower shall deliver written notice (the “Permitted Redemption Notice”) to the Holders stating (i) that the Borrower elects to redeem pursuant to the Permitted Redemption and (ii) the proposed Permitted Redemption Date. The Permitted Redemption Amount shall be equal to (A) the aggregate unpaid outstanding principal amount of all Notes, (B) all accrued and unpaid interest with respect to such principal amount and all accrued and unpaid fees, (C) accrued and unpaid Late Charges with respect to such Permitted Redemption Amount, (D) the Prepayment Premium and (E) all other amounts due under the Transaction Documents. The Credit Parties acknowledge and agree that the Prepayment Premium represents bargained for consideration in exchange for the right and privilege to redeem the Notes.

                         (ii)          A Permitted Redemption Notice delivered pursuant to this subsection shall be irrevocable. If the Borrower elects to redeem pursuant to a Permitted Redemption under Section 2.3(a), then the Permitted Redemption Amount which is to be paid to the Holders on the Permitted Redemption Date shall be redeemed by the Borrower on the Permitted Redemption Date, and the Borrower shall pay to the Holders on the Permitted Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Permitted Redemption Amount.

                    (b)          Mandatory Prepayments.

                         (i)          On the date of receipt by the Borrower or any of its Subsidiaries of any net cash proceeds in excess of $100,000 in the aggregate from any Asset Sales (other than any Permitted Dispositions (except pursuant to clause (ii) of such definition)), the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds.

                         (ii)          On the date of receipt by the Borrower or any of its Subsidiaries, or the Agent as loss payee, of any net cash proceeds in excess of $100,000 in the aggregate from any Destruction or Taking (without giving regard to clauses (i) or (ii) of each such definition), the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds, provided, so long as no default or Event of Default shall have occurred and be continuing on the date of receipt thereof or caused thereby, Borrower shall have the option to apply such net cash proceeds, prior to the date that is 90 days following receipt thereof, for purposes of the repair, restoration or replacement of the applicable assets thereof.

                         (iii)          On the date of receipt by the Borrower or any of its Subsidiaries of any net cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower or any of its Subsidiaries (other than pursuant to any employee stock or stock option compensation plan), the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds.

                         (iv)          On the date of receipt by the Borrower or any of its Subsidiaries of any net cash proceeds from the incurrence of any Indebtedness of the Borrower or any of its Subsidiaries (other than with respect to Permitted Indebtedness), the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such net cash proceeds.

                         (v)           No later than the third Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the Notes as set forth in Section 2.3(d) in an aggregate amount equal to 100% of such Extraordinary Receipts, provided that no payment shall be required pursuant to this Section 2.3(b)(vi) unless the amount of Extraordinary Receipts received on such date exceeds $250,000.

                         (vi)          Concurrently with any prepayment of the Notes pursuant to this Section 2.3(b), the Borrower shall deliver to the Agent a certificate of an authorized officer thereof demonstrating the calculation of the amount of the applicable proceeds. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate (including as a result of the conversion of non-cash proceeds into cash), the Borrower shall promptly make an additional prepayment of the Notes in an amount equal to such excess (or applicable percentage thereof), and the Borrower shall concurrently therewith deliver to the Agent a certificate of an authorized officer thereof demonstrating the derivation of such excess.

                    (c)          Waiver of Mandatory Prepayments. Anything contained in Section 2.3(b) to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Notes, not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is required to make such Waivable Mandatory Prepayment, the Borrower shall notify the Agent of the amount of such prepayment, and the Agent shall promptly thereafter notify each Holder holding an outstanding Note of the amount of such Holder’s pro rata share of such Waivable Mandatory Prepayment and such Holder’s option to refuse such amount. Each such Holder may exercise such option by giving written notice to the Borrower and the Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Holder which does not notify the Borrower and the Agent of its election to exercise such option on or before the first Business Day prior to the Required

Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Holders that have elected not to exercise such option, to prepay the Notes of such Holders.

                    (d)          Application of Mandatory Prepayments. All mandatory prepayments made pursuant to Section 2.3(b) and not waived pursuant to Section 2.3(c) shall be made to the Holders on a pro rata basis with respect to the outstanding Notes.

                    Section 2.4          Payments. Whenever any payment of cash is to be made by Borrower to any Person pursuant to the Notes or other Transaction Document, such payment shall be made in lawful money of the United States of America by a check drawn on the account or accounts of the Borrower and sent via overnight courier service to such Person at such address as previously provided to the Borrower in writing (which address, in the case of each of the Lenders, shall initially be as set forth on the Schedule of Lenders attached hereto); provided that (i) any Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Borrower with three (3) Business Days’ prior written notice setting out such request and such Holder’s wire transfer instructions and (ii) Borrower may elect to make a payment of cash via wire transfer of immediately available funds in accordance with wire transfer instructions provided by each Holder upon request therefor. Whenever any amount expressed to be due by the terms of any Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full in cash, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. Any amount due under the Transaction Documents (other than principal and interest, if the same are already accruing interest at the Default Rate), which is not paid when due shall result in a late charge being incurred and payable by the Borrower in an amount equal to the Default Rate from the date such amount was due until the same is paid in full in cash (“Late Charge”). Such Late Charge shall continue to accrue post-petition in any proceeding under any Bankruptcy Law.

                    Section 2.5          Dispute Resolution. Except as otherwise provided herein, in the case of a dispute as to the determination of any amounts due and owing pursuant to a redemption under Section 2.3 or otherwise or any other similar or related amount, the Borrower shall submit the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of the applicable notice of dispute to the Agent. If the Agent and the Holders and the Borrower are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Agent, then the Borrower shall, within three (3) Business Days submit via facsimile the disputed determinations or arithmetic calculations to an independent outside national accounting firm reasonably agreed to by Agent. The Borrower, at the Borrower’s expense, shall cause the accountant to perform the determinations or calculations and notify the Borrower and the Agent of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

                    Section 2.6          Taxes.

                    (a)          Any and all payments by or on behalf of the Borrower hereunder and under any Transaction Document shall be made, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings that are or would be applicable to the Holders, and all liabilities with respect thereto, excluding (x) income taxes imposed on the net income of a Holder and (y) franchise taxes imposed on the net income of a Holder, in each case by the jurisdiction under the laws of which such Holder is organized or qualified to do business or a jurisdiction or any political subdivision thereof in which a Holder engages in business activity other than activity arising solely from the Holder having executed this Agreement and having enjoyed its rights and performed its obligations under this Agreement or any Transaction Document (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called “Taxes”). If Borrower must deduct any Taxes from or in respect of any sum payable hereunder or under any other Transaction Document to a Holder, (x) the sum payable shall be increased by the amount (an “additional amount”) necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6), such Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (y) Borrower shall make such deductions and (z) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                    (b)          The Borrower will pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Transaction Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Transaction Document that are or would be applicable to the Holders (“Other Taxes”).

                    (c)          The Borrower agrees to indemnify each Holder for the full amount of Taxes and Other Taxes paid by such Holder and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by such Holder absent manifest error, shall be final conclusive and binding for all purposes. Except to the extent claimed by Borrower (in good faith) that such certificate contained manifest error, such indemnification shall be made within thirty (30) days after the date such Holder makes written demand therefor. The Borrower shall have the right to receive that portion of any refund of any Taxes and Other Taxes received by a Holder for which Borrower has previously paid any additional amount or indemnified such Holder and which leaves the Holder, after Borrower’s receipt thereof, in no better or worse financial position than if no such Taxes or Other Taxes had been imposed or additional amounts or indemnification paid to the Holder.

                    Section 2.7          Reissuance.

                    (a)          Transfer. If any Note is to be transferred, the Holder shall surrender such Note to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with this Section 2.7, registered as the Holder may request, representing the outstanding principal being transferred by the Holder and, if less than the entire outstanding principal is being transferred, a new Note (in accordance with this Section 2.7) to the Holder representing the outstanding principal not being transferred.

                    (b)          Lost, Stolen or Mutilated Note. Upon receipt by the Borrower of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note and (i) in the case of loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower (provided, however, that if the Holder is an institutional investor, the affidavit of an authorized partner or officer of such Holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no indemnity agreement or other security shall be required), and (ii) in the case of mutilation, upon surrender and cancellation of the mutilated Note, the Borrower shall execute and deliver to the Holder a new Note (in accordance with this Section 2.7) representing the outstanding principal.

                    (c)          Note Exchangeable for Different Denominations. The Notes are exchangeable, upon the surrender thereof by the Holder at the principal office of the Borrower, for a new Note or Notes (in accordance with this Section 2.7) in principal amounts of at least $250,000) representing in the aggregate the outstanding principal of the surrendered Note, and each such new Note will represent such portion of such outstanding principal as is designated by the Holder at the time of such surrender.

                    (d)          Issuance of New Notes. Whenever the Borrower is required to issue a new Note pursuant to the terms of this Agreement or the Notes, such new Note (i) shall be of like tenor with the Note being replaced, (ii) shall represent, as indicated on the face of such new Note, the principal remaining outstanding (or, in the case of a new Note being issued pursuant to paragraph (a) or (b) of this Section 2.7, the principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the principal remaining outstanding under the Note being replaced immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of the Note being replaced, (iv) shall have the same rights and conditions as the Note being replaced, and (v) shall represent accrued interest on the principal and Late Charges of the Note being replaced, from the Issuance Date.

                    Section 2.8          Register. The Borrower shall maintain at its principal executive office (or such other office or agency of the Borrower as it may designate by notice to each holder of Notes), a register for the Notes in which the Borrower shall record the name and address of the Person in whose name the Notes have been issued (including the name and address of each transferee) and the principal amount of Notes held by such Person. The Borrower shall keep the register open and available at all times during business hours for inspection of any Holder or its legal representatives.

                    Section 2.9          Maintenance of Register. Notwithstanding anything to the contrary contained herein, the Notes are registered obligations and the right, title, and interest of each Lender and its assignees in and to such Notes shall be transferable only upon notation of such transfer in the Register. The Notes shall only evidence a Lender’s or its assignee’s right, title and interest in and to the related Notes, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.9 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations promulgated thereunder.

                    Section 2.10          Compensation for Increased Costs and Taxes. In the event that any Holder shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Holder with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Holder (or its applicable lending office) to any additional Taxes with respect to this Agreement or any of the other Transaction Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its applicable lending office) of principal, interest, Late Charges, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder of holding Notes hereunder or to reduce any amount received or receivable by such Holder with respect thereto; then, in any such case, the Borrower shall promptly pay to such Holder, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder in its reasonable discretion shall determine) as may be necessary to compensate such Holder for any such increased cost or reduction in amounts received or receivable hereunder. Such Holder shall deliver to the Borrower (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.10, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

                    Section 2.11          Capital Adequacy Adjustment. In the event that any Holder shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, reserve requirements, or similar requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Holder with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Holder or any corporation controlling such Holder as a consequence of, or with reference to, such Holder’s Notes or other obligations hereunder with respect to the Notes to a level below that which such Holder or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Holder or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Borrower from such Holder of the statement referred to in the next sentence, the Borrower shall pay to such Holder such additional amount or amounts as will compensate such Holder or such controlling corporation on an after-tax basis for such reduction. Such Holder shall deliver to the Borrower (with a copy to the Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder under this Section 2.11, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

ARTICLE 3

PURCHASE AND SALE OF NOTES

                    Section 3.1          Closing. In consideration for each Lender’s payment of its pro rata share of the Purchase Price (as defined below), which is set forth opposite such Lender’s name in column four (4) of the Schedule of Lenders attached hereto, the Borrower shall issue and sell to each Lender, and each Lender severally, but not jointly, agrees to purchase from the Borrower on the Closing Date (as defined below), a principal amount of Notes, in substantially the form attached hereto as Exhibit A, as is set forth opposite such Lender’s name in column three (3) on the Schedule of Lenders attached hereto. The closing (the “Closing”) of the purchase of such Notes by the Lenders shall occur at the offices of Katten Muchin Rosenman LLP, 525 West Monroe Street, Suite 1900, Chicago, Illinois 60661. The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., Chicago time, on the date hereof, subject to notification of satisfaction (or waiver) of the conditions to the Closing set forth in Section 4.1 and Section 5.1 below (or such later date as is mutually agreed to by the Borrower and each Lender). The aggregate purchase price (the “Purchase Price”) of the Notes to be purchased by the Lenders at the Closing shall be equal to $9,300,000. On the Closing Date, (i) each Lender shall pay its pro rata share of the Closing Purchase Price (less (x) the amounts withheld by it pursuant to Section 8.25 and (y) the five (5) months of interest payable to such Lender on the Closing Date in accordance with Section 2.2(a)) to the Borrower for the Notes to be issued and sold to such Lender at the Closing, by wire transfer of immediately available funds in accordance with the Funds Flow Letter, and (ii) the Borrower shall deliver to each Lender the Notes (in the denominations as such Lender shall have requested prior to the Closing) which such Lender is then purchasing, duly executed on behalf of the Borrower and registered in the name of such Lender or its designee.

ARTICLE 4

CONDITIONS TO THE BORROWER’S OBLIGATION TO SELL

                    Section 4.1          Closing. The obligations of the Borrower hereunder to issue and sell the Notes to each Lender at the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

                    (a)          Such Lender shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Borrower.

                    (b)          Such Lender and each other Lender shall have delivered to the Borrower its pro rata portion of the Closing Purchase Price (less the amounts withheld by it pursuant to Section 8.25) for the Notes being purchased by such Lender at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Borrower in the funds flow letter (the “Funds Flow Letter”) set forth on Exhibit D attached hereto (which shall include a payment not to exceed $1,000,000 to the holders of the RNK Notes and prepayment of five (5) months interest on the Notes).

                    (c)          The representations and warranties of such Lender shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date).

ARTICLE 5

CONDITIONS TO EACH LENDER’S OBLIGATION
TO PURCHASE

                    Section 5.1          Closing. The obligation of each Lender hereunder to purchase the Notes at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

                    (a)          (i) The Borrower shall have executed and delivered to each Lender the Notes (in such denominations as such Lender shall have requested prior to the Closing) being purchased by such Lender at the Closing pursuant to this Agreement, and (ii) the Credit Parties shall have executed and delivered to the Agent each of the other Transaction Documents to which it is a party (other than the Transaction Documents contemplated to be executed and delivered to the Agent pursuant to the other subsections of this Section 5.1).

                    (b)          The Borrower shall have executed and delivered, or caused to be delivered, to the Agent the Fee Letter and evidence satisfactory to the Agent that the Borrower shall pay to the Agent on the Closing Date all fees and other amounts due and owing thereon under the Fee Letter, this Agreement and the other Transaction Documents.

                    (c)          The applicable Credit Parties and certain stockholders of Borrower shall have executed and delivered, or caused to be delivered, to the Agent the Security Agreement and Pledge Agreement, respectively.

                    (d)          The Credit Parties hall have executed and delivered, or caused to be delivered, to the Agent deposit account control agreements and securities account control agreements, in form and substance satisfactory to the Agent, executed by the applicable banks, in each case as the Agent may request.

                    (e)          All parties to the Affiliate Subordination Agreements (other than Agent) shall have executed and delivered, or caused to be delivered, to the Agent the Affiliate

Subordination Agreements, the Affiliate Notes shall have amended in a manner acceptable to Agent.

                    (f)           The Agent shall have received the opinions of Outside Legal Counsel, dated the Closing Date, in form and substance reasonably satisfactory to Agent.

                    (g)          The Borrower shall have executed and delivered, or caused to be delivered, to the Agent the Funds Flow Letter.

                    (h)          Each Credit Party shall have delivered, or caused to be delivered, to the Agent a certificate evidencing its incorporation and good standing in its jurisdiction of incorporation issued by the Secretary of State of such jurisdiction, as of a date reasonably proximate to the Closing Date.

                    (i)           Each Credit Party shall have delivered, or caused to be delivered, to the Agent a certificate evidencing its qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each jurisdiction in which such Person is qualified to conduct business and failure to so qualify would cause a Material Adverse Effect, as of a date reasonably proximate to the Closing Date.

                    (j)           The Borrower shall have executed and delivered, or caused to be delivered on behalf of each Credit Party, to the Agent a certificate as to the fact that (other than with respect to the Winncom Acquisition, which may be consummated simultaneously with, or after the payment in full, in cash of all Obligations hereunder) no action has been taken with respect to any merger, consolidation, liquidation or dissolution of such Person, or with respect to the sale of substantially all of its assets, nor is any such action pending or contemplated.

                    (k)          Each Credit Party shall have delivered or caused to be delivered, to the Agent a certified copy of such Person’s certificate or articles of incorporation or certificate of formation, as applicable, as certified by the Secretary of State of its jurisdiction of incorporation or formation, as applicable, as of a date reasonably proximate to the Closing Date.

                    (l)           Each Credit Party shall have executed and delivered, or caused to be delivered, to the Agent a certificate, executed by the secretary of such Person and dated the Closing Date, as to (i) the resolutions consistent with Section 7.2 as adopted by such Person’s board of directors (or similar governing body) in a form reasonably acceptable to the Agent, (ii) such Person’s articles or certificate of incorporation (or similar document), each as in effect at the Closing, (iii) such Person’s bylaws (or similar document), each as in effect at the Closing, and (iv) no action having been taken by such Person or its stockholders, directors or officers in contemplation of any amendments to items (i), (ii), or (iii) listed in this Section 5.1(l), as certified in the form attached hereto as Exhibit H.

                    (m)         The Borrower shall have obtained all governmental, regulatory and third party consents and approvals, if any, necessary for the sale of the Notes at the Closing.

                    (n)          Searches of UCC filings in the jurisdictions of formation or incorporation of each Credit Party, the jurisdiction of the chief executive offices of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Agent’s and Holders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens shall have been obtained by Agent.

                    (o)          Each applicable Credit Party shall have authorized the filing of UCC financing statements for each appropriate jurisdiction as is necessary, in the Agent’s sole discretion, to perfect the Agent’s and Holders’ security interest in the Collateral.

                    (p)          Each applicable Credit Party shall have authorized the filing of the Intellectual Property Security Agreements in the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable.

                    (q)          Reserved.

                    (r)           The Borrower shall have delivered, or caused to be delivered, to the Agent such information in form, scope and substance reasonably satisfactory to the Agent regarding environmental matters relating to all real property owned, leased, operated or used by the Credit Parties as of the Closing Date.

                    (s)           The Borrower shall use its commercially reasonable best efforts to have executed and delivered, or caused to be delivered, to the Agent such landlord waivers, collateral access agreements or other similar documents as the Agent may reasonably request.

                    (t)           The Borrower shall have delivered, or caused to be delivered, to the Agent certificates evidencing any Pledged Equity (as defined in the Security Agreement and Pledge Agreement) pledged to the Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock or unit powers attached thereto.

                    (u)          The Agent shall have received a certificate from the chief financial officer of the Borrower in form and substance satisfactory to the Agent, supporting the conclusions that, after giving effect to the transactions contemplated by the Transaction Documents, the Borrower and each of its Subsidiaries are not Insolvent.

                    (v)          Except as set forth on Schedule 5.1(v), since December 31, 2008, there shall have been no change which has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

                    (w)         The Agent shall have received certificates from the Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to this Agreement is in full force and effect, together with endorsements naming the Agent, for the benefit of the Holders, as additional insured and lender’s loss payee thereunder.

                    (x)          The Borrower shall have executed and delivered, or caused to be delivered, to the Agent the Post-Closing Obligations Letter.

                    (y)          Reserved.

                    (z)          The representations and warranties of the Credit Parties shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct in all material respects as of such specific date (without duplication of any materiality qualifier contained therein), and the Credit Parties shall have performed, satisfied and complied in all material respects (without duplication of any materiality qualifier contained therein) with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Credit Parties at or prior to the Closing Date. The Agent shall have received certificates, executed by the chief financial officer of the Borrower, dated the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Agent, in the form attached hereto as Exhibit I.

                    (aa)        The Borrower shall have caused to be executed and/or delivered to Agent such payoff letters, termination statements, lien releases and other similar items as Agent or its counsel may reasonably request, in form and substance reasonably acceptable to Agent and its counsel.

                    (bb)        The Credit Parties shall have executed and/or delivered to the Agent such other documents relating to the transactions contemplated by this Agreement as the Agent or its counsel may reasonably request.

                    (cc)        No Event of Default (or event or circumstance that, with the passage of time, the giving of notice, or both, would become an Event of Default) shall have occurred and be continuing or would result from the issuance of the Notes at the Closing.

                    (dd)        The Agent shall have received unaudited consolidated and consolidating financial statements of the Borrower and its Subsidiaries as of, and for the seven (7) months ended, July 31, 2009.

                    (ee)        The Agent shall have received a certificate from the chief financial officer of the Borrower setting forth a calculation of the ratio of (a) total Indebtedness of Borrower and its Subsidiaries on a consolidated basis as of the Closing Date calculated on proforma basis after giving effect to consummation of the transactions contemplated by the Transaction Documents, to (b) EBITDA of Borrower and its Subsidiaries for the twelve (12) month period ended July 31, 2009, and such ratio shall not exceed 4.5:1.00.

ARTICLE 6

LENDER’S REPRESENTATIONS AND WARRANTIES

          Each Lender represents and warrants (severally and not jointly) with respect to only itself that:

                    Section 6.1          No Public Sale or Distribution. Such Lender is acquiring the Notes for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the 1933 Act, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Lender does not agree to hold any of the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Lender does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Notes.

                    Section 6.2          Investor Status. Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

                    Section 6.3          No Governmental Review. Such Lender understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes or the fairness or suitability of the investment in the Notes nor have such authorities passed upon or endorsed the merits of the purchase of the Notes.

                    Section 6.4          Transfer or Resale. Such Lender understands that the Notes have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred except pursuant to an effective registration statement or an exemption from registration; provided, however, that, the Notes may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Notes and such pledge of Notes shall not be deemed by the Borrower to be a transfer, sale or assignment of the Notes hereunder, and no Lender effecting such a pledge of Notes shall be required to provide the Borrower with any notice thereof or otherwise make any delivery to the Borrower pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 6.4.

                    Section 6.5          Legends. Such Lender understands that the certificates or other instruments representing the Notes, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE NOTES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING

ARRANGEMENT SECURED BY THE NOTE, PROVIDED SUCH PLEDGE IS MADE IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Borrower shall issue a Note without such legend to the holder of the Notes upon which it is stamped, if (i) such Notes are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Borrower with an opinion of counsel, in a form reasonably acceptable to the Borrower, to the effect that such sale, assignment or transfer of the Notes may be made without registration under the applicable requirements of the 1933 Act, or (iii) such Notes are sold, assigned or transferred pursuant to Rule 144 under the 1933 Act, or such holder provides the Borrower with reasonable assurance that the Notes can be sold, assigned or transferred pursuant to Rule 144 under the 1933 Act.

                    Section 6.6          Residency. Each Lender is a resident of that jurisdiction specified below its address on the Schedule of Lenders attached hereto.

ARTICLE 7

CREDIT PARTIES’ REPRESENTATIONS AND WARRANTIES

          As an inducement to the Agent and the Lenders to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Credit Parties jointly and severally represents and warrants to each of the Agent and the Lenders that each and all of the following representations and warranties (as supplemented by the disclosure schedules delivered to the Agent and the Lenders contemporaneously with the execution and delivery of this Agreement (the “Schedules”)) are true and correct as of the Closing Date. The Schedules shall be arranged by the Borrower in paragraphs corresponding to the sections and subsections contained in this ARTICLE 7.

                    Section 7.1          Organization and Qualification. The Borrower and its subsidiaries (which, for purposes of this Agreement, means any entity in which the Borrower, directly or indirectly, owns at least 50% of the Capital Stock or other Equity Interests) (“Subsidiaries”) are entities duly incorporated or organized and validly existing in good standing under the laws of the jurisdiction in which they are formed or incorporated, and have the requisite power and authorization to own their properties, carry on their business as now being conducted, enter into the Transaction Documents to which they are party and carry out the transactions contemplated thereby. Each of the Borrower and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 7.1, (i) the Borrower has no Subsidiaries and (ii) all Capital Stock or other equity or similar interests of the Subsidiaries is directly or indirectly owned by the Borrower.

                    Section 7.2          Authorization; Enforcement; Validity. Each of the Credit Parties has the requisite power and authority to enter into and perform its obligations under this

Agreement, the Notes, the Security Agreement, the Fee Letter, the Intellectual Property Security Agreements, the Affiliate Subordination Agreement and each of the other agreements, documents and certificates entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Notes in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Credit Parties have been duly authorized by each of the Credit Parties’ respective board of directors (or other governing body) and the consummation by the Credit Parties of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Notes by the Borrower, have been duly authorized by the respective Credit Party’s board of directors (or other governing body), and no further filing, consent, or authorization is required by any Credit Party, its board of directors (or other governing body) or its stockholders except, solely with respect to the pledge by Borrower of the stock of RNK and the grant of a security interest by RNK in its assets, for the Regulatory Consent. This Agreement and the other Transaction Documents have been duly executed and delivered by each of the Credit Parties thereto, and constitute the legal, valid and binding obligations of each of the Credit Parties party thereto, enforceable against each of such Credit Parties in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

                    Section 7.3          Issuance of Notes. The Notes are duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof. Assuming the truth and accuracy of the representations and warranties of each Lender set forth in ARTICLE 6 of this Agreement, the issuance by the Borrower of the Notes to the Lenders is exempt from registration under the 1933 Act.

                    Section 7.4          No Conflicts. The execution, delivery and performance of the Transaction Documents by the Credit Parties party thereto and the consummation by the Credit Parties of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes) will not (i) result in a violation of Borrower’s or any Subsidiary’s certificate or articles of incorporation or bylaws or other governing documents, or the terms of any capital stock or other equity interests of the Borrower or any of its Subsidiaries; (ii) conflict with, or constitute a breach or default (or an event which, with notice or lapse of time or both, would become a breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Borrower or any of its Subsidiaries is a party; (iii) result in any “price reset” or other material change in or other modification to the terms of any Indebtedness, Equity Interests or other securities of the Borrower or any of its Subsidiaries; or (iv) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, (A) any Environmental Laws, or (B) federal and state securities laws or (C) the rules and regulations of the Principal Market) applicable to the Borrower or its Subsidiaries or by which any property or asset of the Borrower or its Subsidiaries is bound or affected except, solely with respect to the pledge by Borrower of the stock of RNK and the grant of a security interest by RNK in its assets, violations of certain regulations of the New Jersey Board of Public Utilities which violations shall be immediately cured upon receipt of the Regulatory Content.

                    Section 7.5          Consents. No Credit Party is required to obtain any consent, authorization, approval, order, license, franchise, permit, certificate or accreditation of, or make any filing or registration (collectively, “Consents and Filings”) with, any court, governmental agency or any regulatory or self-regulatory agency or authority or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof (other than (x) filings required by the Security Documents and (y) as set forth on Schedule 7.5). Except as set forth on Schedule 7.5, all Consents and Filings which the Credit Parties are required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and each Credit Party is unaware of any facts or circumstances which might prevent any of the Credit Parties from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. Without limiting the generality of the foregoing, Schedule 7.5 sets forth all Consents and Filings which would be required to permit RNK to grant a lien on its assets, and for Borrower to pledge the Equity Interests of RNK, in each instance, to secure the Obligations.

                    Section 7.6          Subsidiary Rights. Except as set forth on Schedule 7.6, each Credit Party has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital and other equity securities of its Subsidiaries as owned by the Borrower or such Subsidiary.

                    Section 7.7          Equity Capitalization. As of the Closing Date, the authorized Capital Stock and the issued and outstanding Equity Interests of each Credit Party and each Subsidiary of each Credit Party is as set forth on Schedule 7.7. All of such outstanding shares of Capital Stock or other Equity Interests of the Borrower and its Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are owned by the Persons and in the amounts set forth on Schedule 7.7. Except as set forth on Schedule 7.7: (i) none of Borrower’s or any Subsidiary’s Capital Stock or other Equity Interest in Borrower or such Subsidiary is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Borrower or such Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interest in the Borrower or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to issue additional Capital Stock or other Equity Interest in Borrower or Subsidiary or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock or other Equity Interest in the Borrower or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Borrower or any of its Subsidiaries or by which the Borrower or any of its Subsidiaries is or may become bound; (iv) there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Borrower or any of its Subsidiaries; (v) there are no agreements or arrangements under which the Borrower or any of its Subsidiaries is obligated to register the sale of any of its securities under the 1933 Act; (vi) there are no outstanding securities or instruments of the Borrower or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Borrower or any of its Subsidiaries is or may become bound to redeem a security of the Borrower or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes or the Capital Stock as contemplated by Section 10.5 hereof; and (viii) none of the Borrower or any of its Subsidiaries has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. Prior to the Closing, the Borrower has provided to the Lenders true, correct and complete copies of (i) each Borrower’s and Subsidiary’s certificate or articles of incorporation (or other applicable governing document), as amended and as in effect on the Closing Date, and (ii) Borrower’s and each of its Subsidiary’s bylaws, as amended and as in effect on the Closing Date (or other applicable governing document). Schedule 7.7 identifies all outstanding securities convertible into, or exercisable or exchangeable for, shares of Capital Stock or other Equity Interests in the Borrower or any of its Subsidiaries and the material rights of the holders thereof in respect thereto.

                    Section 7.8          Indebtedness and Other Contracts. Except as disclosed on Schedule 7.8, neither the Borrower nor any of its Subsidiaries (i) has any outstanding Indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, or (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness or any contract, agreement or instrument entered into in connection therewith that could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

                    Section 7.9          Off Balance Sheet Arrangements. Except as set forth in Schedule 7.9, there is no transaction, arrangement, or other relationship between the Borrower or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that would be required to be disclosed by the Borrower in a 1934 Act filing if Borrower were a reporting company or that otherwise would be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

                    Section 7.10         Ranking of Notes. No Indebtedness of any of the Credit Parties or any of their Subsidiaries will rank senior to or pari passu with the Notes in right of payment or collectability, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise (other than Permitted Indebtedness that is not Affiliate Indebtedness, which Permitted Indebtedness may be pari passu with the Notes in right of payment).

                    Section 7.11         Title. Except as described on Schedule 7.11, each of the Borrower and its Subsidiaries has (i) good and marketable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in Intellectual Property Rights), and (iv) good and marketable title to (in the case of all other personal property) all of its real property and other properties and assets owned by it which are material to the business of Borrower or such Subsidiary, in each case free and clear of all liens, encumbrances and defects, other than Permitted Liens. Any real property and facilities held under lease by the Borrower or any of its Subsidiaries are held by it under valid, subsisting and enforceable leases.

                    Section 7.12          Intellectual Property Rights. Each of the Borrower and its Subsidiaries owns or possesses adequate and valid rights to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (“Intellectual Property Rights”) that are necessary to conduct its respective businesses as now conducted, and such Intellectual Property Rights are free and clear of all liens, encumbrances and defects other than Permitted Liens. Except as described on Schedule 7.12, (i) none of the Borrower or any of its Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by the Borrower or any of its Subsidiaries of Intellectual Property Rights of other Persons; (ii) none of the Borrower or any of its Subsidiaries has any knowledge of any infringement, misappropriation, dilution or other violation by any other Persons of the Intellectual Property Rights of the Borrower or any of its Subsidiaries; (iii) there is no claim, action or proceeding pending or, to the knowledge of each of the Credit Party, threatened in writing, against the Borrower or any of its Subsidiaries regarding its Intellectual Property Rights or the Intellectual Property Rights of other Persons; and (iv) none of the Borrower or its Subsidiaries is aware of any facts or circumstances of reasonable likelihood of giving rise to any of the foregoing infringements or claims, actions or proceedings. Each of the Borrower and its Subsidiaries has taken and is taking commercially reasonable measures, consistent with industry standards, to maintain and protect the value of its Intellectual Property Rights.

                    Section 7.13          Creation, Perfection, and Priority of Liens. Except with respect to the pledge of Stock in RNK by Borrower and the grant of a security interest by RNK in its assets (which grants may be subject to receipt of the Regulatory Consent), the Security Documents are effective to create in favor of the Agent, for the benefit of the Lenders, a legal, valid, binding, and (upon the filing of the appropriate UCC financing statements and Intellectual Property Security Agreement) enforceable perfected first priority security interest and Lien in the Collateral described therein as security for the obligations under the Notes to the extent that a legal, valid, binding, and enforceable security interest and Lien in such Collateral may be created under applicable law including without limitation, the uniform commercial code as in effect in any applicable jurisdiction (“UCC”) and any other applicable governmental agencies.

                    Section 7.14          Absence of Certain Changes. Except as disclosed in Schedule 7.14, since December 31, 2008 (the “Diligence Date”), there has been no material adverse change in the business, assets, properties, operations, condition (financial or otherwise), results of operations or prospects of the Borrower or any of its Subsidiaries. Except as disclosed in Schedule 7.14, since the Diligence Date, the Borrower and each of its Subsidiaries has not (i) declared or paid any dividends, (ii) sold any assets (other than the sale of Inventory in the ordinary course of business) or (iii) had capital expenditures, individually or in the aggregate, in excess of $500,000. None of the Borrower or any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor do the Borrower or any of its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. None of the Borrower or any of its Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). None of the Borrower or any of its Subsidiaries has any knowledge of any facts or circumstances which leads it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction. Neither Borrower nor any of its Subsidiaries is, as of the Closing Date, and after giving effect to the transactions contemplated hereby to occur at the Closing, will be, Insolvent.

                    Section 7.15          Absence of Litigation. Except as set forth in Schedule 7.15, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency (including, without limitation, the SEC, self-regulatory organization or other governmental body) (in each case, a “Proceeding”) pending or, to the knowledge of any Credit Party, threatened in writing against or affecting Borrower, or any of the Borrower’s Subsidiaries or any of Borrower’s or its Subsidiaries’ officers or directors which (i) could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (ii) if adversely determined, could reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, or (iii) questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.

                    Section 7.16          No Undisclosed Events, Liabilities, Developments or Circumstances. Except for the transactions contemplated by the Transaction Documents and as set forth on Schedule 7.16, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Borrower or any of its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

                    Section 7.17          No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Borrower or any of its Subsidiaries to arise, between the Borrower or any of its Subsidiaries and the accountants and lawyers formerly or presently employed by the Borrower and Subsidiaries which could affect the ability of the Credit Parties to perform any of their obligations under any of the Transaction Documents.

                    Section 7.18          Reserved

                    Section 7.19          Reserved

                    Section 7.20          Tax Status. Each of the Borrower and its Subsidiaries (i) has made or filed all foreign, federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, except prior to the Closing Date where any failure to do so did not result in any material penalties to the Borrower or its Subsidiaries, (ii) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, and (iii) has set aside on its books adequate reserves in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be delinquent by the taxing authority of any jurisdiction (other than those being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and subject to adequate reserves taken by the Borrower or such subsidiaries as shall be required in conformity with

GAAP), and the officers of each of the Borrower and its Subsidiaries know of no basis for any such claim.

                    Section 7.21          Transfer Taxes. On each applicable Closing Date, all transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Notes to be sold to each Lender hereunder will be, or will have been, fully paid or provided for by the Borrower, and all laws imposing such taxes will be or will have been complied with.

                    Section 7.22          Conduct of Business; Regulatory Permits. None of the Borrower or any of its Subsidiaries is in violation of any term of or in default under its certificate or articles of incorporation or bylaws or other governing documents. None of the Borrower or any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to Borrower or its Subsidiaries. Except as set forth on Schedule 7.22, each of the Borrower and its Subsidiaries possesses all material consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations and permits and all other appropriate regulatory authorities necessary to conduct their respective businesses, and none of the Borrower or any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such consents, authorizations, approvals, orders, licenses, franchises, permits, certificates, accreditations or permits. Borrower and each of its Subsidiaries is in compliance with all laws, rules, regulations and ordinances of all applicable Governmental Authorities, including, without limitation, the Telecommunication Act of 1996 and all applicable state regulatory and similar laws, rules, regulations and orders, except to the extent any such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

                    Section 7.23          Foreign Corrupt Practices. None of the Borrower or any of its Subsidiaries, nor any director, officer, agent, employee or other Person acting on behalf of the Borrower or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Borrower or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                    Section 7.24          Reserved.

                    Section 7.25          Environmental Laws. Except as set forth on Schedule 7.25, each of the Borrower and its Subsidiaries (a) (i) is in compliance with any and all Environmental Laws, (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its respective businesses, (iii) is in compliance with all material terms and conditions of any such permit, license or approval, and (iv) has, to its knowledge, no outstanding Liability under any Environmental Laws and is not aware of any facts that could reasonably result in Liability under any Environmental Laws, in each of the foregoing clauses of this clause (a), except to the extent, either individually or in the aggregate, a Material Adverse

Effect could not reasonably be expected to occur, and (b) has provided Agent and Lenders with copies of all environmental reports, assessments and other documents related to any material Liability under any Environmental Laws.

                    Section 7.26          Margin Stock. None of Borrower or any of its respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds from the issuance of any Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

                    Section 7.27          ERISA. Except as set forth on Schedule 7.27, none of the Borrower or any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or post-retirement insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law). Except as set forth on Schedule 7.27, none of the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Employee Benefit Plan. No ERISA Event exists. Each Employee Benefit Plan which is intended to qualify under the Code has received a favorable determination letter (or opinion letter in the case of a prototype Employee Benefit Plan) to the effect that such Employee Benefit Plan is so qualified and to Borrower’s knowledge, there exists no reasonable basis for the revocation of such determination or opinion letter. None of the Borrower or any ERISA Affiliate has (i) any unpaid minimum required contributions under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, or partial withdrawal, from any Multiemployer Plan, (iii) a Pension Plan that is “at risk” within the meaning of Section 430 of the Code, (iv) received notice from any Multiemployer Plan that it is either in endangered or critical status within the meaning of Section 432 of the Code or (v) any liability or knowledge of any facts or circumstances which could result in any liability to the PBGC, the Internal Revenue Service, the Department of Labor or any participant in connection with any Employee Benefit Plan (other than routine claims for benefits under the Employee Benefit Plan).

                    Section 7.28          Investment Company. None of the Borrower or any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

                    Section 7.29          U.S. Real Property Holding Corporation. None of the Borrower or any of its Subsidiaries is, nor has it ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Code, as amended, and the Borrower will so certify upon the request of any Lender.

                    Section 7.30          Internal Accounting and Disclosure Controls. The Borrower and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference. The Borrower maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Borrower in the reports that it would be required to file or submit under the 1934 Act after consummation of the IPO is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Borrower in the reports that it would be required to file or submit under the 1934 Act is accumulated and communicated to the Borrower’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. During the twelve months prior to the Closing Date, none of the Borrower or any of its Subsidiaries has received any notice or correspondence from any accountant relating to any potential material weakness in any part of the system of internal accounting controls of the Borrower or any of its Subsidiaries.

                    Section 7.31          Financial Statements. Each of the (a) consolidated audited financial statements of Borrower and its Subsidiaries dated December 31, 2008 and consolidated unaudited financial statements of Borrower and its Subsidiaries dated July 31, 2009 for the seven (7) months then ended have been prepared in accordance with GAAP, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Borrower as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                    Section 7.32          Reserved.

                    Section 7.33          Transactions With Affiliates. Except (i) as set forth on Schedule 7.33 or 7.43 and (ii) for transactions that have been entered into on terms no less favorable to the Borrower and its Subsidiaries than those that might be obtained at the time from a Person who is not an officer, director or employee, none of the officers, directors or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of the Credit Parties, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

                    Section 7.34          Acknowledgment Regarding Lender’s Purchase of Notes. Each of the Credit Parties acknowledges and agrees that each Lender is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Lender is (i) an officer or director of Borrower or any Subsidiary, (ii) an Affiliate of Borrower or any Subsidiary or (iii) to the knowledge of the Credit Parties, a “beneficial owner” (as defined for purposes of Rule 13d-3 of the 1934 Act) of more than 10% of the shares of Capital Stock of Borrower. Each of the Credit Parties further acknowledges that no Lender is acting as a financial advisor or fiduciary of Borrower or any Subsidiary (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Lender or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Lender’s purchase of the Notes. Each of the Credit Parties further represents to each Lender that each Credit Party’s decision to enter into the Transaction Documents to which it is a party have been based solely on the independent evaluation by such Person and its respective representatives.

                    Section 7.35          Reserved.

                    Section 7.36          Registration Statement. To the knowledge of the Borrower, no facts or circumstances exist that would inhibit or delay the preparation and filing of the Registration Statement.

                    Section 7.37          Insurance. Each of the Borrower and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Borrower and Subsidiaries are engaged. None of the Borrower or any of its Subsidiaries has been refused any insurance coverage sought or applied for and none of the Borrower or any of its Subsidiaries believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

                    Section 7.38          Reserved.

                    Section 7.39          Employee Relations. None of the Borrower or any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union in such person’s capacity as a union member or to perform union labor work. Each of the Credit Parties believes that its relations with its employees are good. As of the Closing Date, no executive officer of the Borrower or any of its Subsidiaries has notified Borrower or such Subsidiary that such officer intends to leave Borrower or such Subsidiary or otherwise terminate such officer’s employment with Borrower or such Subsidiary. As of the Closing Date, no executive officer of the Borrower or any of its Subsidiaries, to the knowledge of the Credit Parties, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant. Each of the Borrower and its Subsidiaries is in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                    Section 7.40          Disclosure. Notwithstanding any other provision of this Agreement, all disclosure provided to the Lenders regarding the Borrower and each of its Subsidiaries, its business and properties, and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of each Credit Party, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, taken as a whole and in the light of the circumstances under which they were made, not materially misleading. No event or circumstance has occurred or information exists with respect to the Borrower or any of its Subsidiaries or any of their business, properties, prospects, operations or condition (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure or announcement by the Borrower or such Subsidiary but which has not been so publicly announced or disclosed. The Credit Parties (i) are financially experienced and sophisticated, (ii) have been represented by competent counsel in connection with negotiation of the Transaction Documents, which negotiations have been conducted on an arm’s length basis in good faith, and (iii) are entering into the Transaction Documents of their own free will without duress or other unconscionable conduct on the part of Agent or any Lender, the proceeds of which are being used to refinance indebtedness which has matured and with respect to which the lender thereunder has expressed an intent to exercise its rights and remedies.

                    Section 7.41          Patriot Act. To the extent applicable, each of the Borrower and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

                    Section 7.42          Material Contracts. Schedule 7.42 contains a true, correct and complete list of all the Material Contracts of the Borrower and its Subsidiaries, and all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

                    Section 7.43          Affiliate Contracts. Schedule 7.43 contains a true, correct and complete list of each of the following:

                       (a)          All documents, agreements and instruments entered into and/or delivered by or between any Credit Party and Richard N. Koch and/or his Affiliates; and

                       (b)          All documents, agreements and instruments entered into and/or delivered by or between any Credit Party and Steven Asman and/or his Affiliates; and

             (c)          All documents, agreements and instruments entered into and/or delivered by or between any Credit Party and G. Jeff Mennen and/or his Affiliates (including, in any event, the Mennen Trust).

True, correct and complete of all such documents, agreements and instruments have been delivered to Agent. There are no agreements or understandings, written or oral, between any Credit Party and any of the foregoing Persons except as set forth in the documents, agreements and instruments disclosed on Schedule 7.43.

ARTICLE 8

COVENANTS

                 Section 8.1          Financial Covenants. The Credit Parties shall, and shall cause their Subsidiaries to, comply with the following financial covenants:

                    (a)          Cash Balance. The Credit Parties shall at all times maintain cash in their Blocked Accounts in an aggregate amount not less than nine percent (9.0%) of the aggregate principal amount of all Notes at such time outstanding.

                    (b)          Leverage Ratio. The Credit Parties shall not permit the Leverage Ratio as of the last day of any calendar month (commencing September 30, 2009) to be greater than 4.5.

                    (c)          Fixed Charge Coverage Ratio. The Credit Parties shall not permit Fixed Charge Coverage Ratio as of the last day of any calendar month (commencing September 30, 2009) to be less than 1.15.

                    (d)          Net Collections. The Credit Parties shall not allow aggregate net cash collections of the Credit Parties in any calendar month to be less than thirty five percent (35%) of the daily average aggregate outstanding balance of the Notes during such calendar month.

                    (e)          EBITDA. The Credit Parties shall not permit EBITDA for any month, commencing with September, 2009, to be less than $1,200,000.

                    (f)           Operating Leases. The Credit Parties shall not enter into any operating lease except operating leases for equipment having an equipment cost at inception of the lease of not more than $250,000 in the aggregate for all operating leases entered into on or after the Closing Date.

                    (g)          Capital Expenditures. The Credit Parties shall not make any Capital Expenditures in excess of $250,000 during any calendar year.

                 Section 8.2          Deliveries. The Borrower agrees to deliver the following to the Agent and each Holder:

                    (a)          Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month (including December), the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, all in reasonable detail, and certified by the chief financial officer of the Borrower as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of Borrower and its Subsidiaries, subject to normal year end adjustments and absence of footnote disclosure;

                    (b)          Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, the audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail and certified by the chief financial officer of the Borrower as being true and correct and fairly presenting in accordance with GAAP, the financial position and results of operations of Borrower and its Subsidiaries, accompanied by an unqualified opinion of an independent accounting firm acceptable to Agent;

                    (c)          Compliance Certificate. On the dates that the financial statements under clauses (a) and (b) above are delivered, a duly completed Compliance Certificate, with appropriate insertions, dated the date of the applicable monthly financial statements, and signed on behalf of the Borrower by the chief financial officer of the Borrower, containing a computation of each of the covenants set forth in Section 8.1 hereof and to the effect that such officer has not become aware of any Event of Default or default that has occurred and is continuing or, if there is any such Event of Default or default, describing it and the steps, if any, being taken to cure it.

                    (d)          Monthly Compliance Checklist. On the dates that the financial statements under clause (a) above are delivered, a duly completed compliance checklist, in form and substance satisfactory to the Agent, dated the date of the applicable monthly financial statements, and signed on behalf of the Borrower by the chief financial officer of the Borrower, indicating whether or not the Borrower is in compliance with each covenant set forth in ARTICLE 8 of the Agreement and whether each representation and warranty contained in ARTICLE 7 of the Agreement is true and correct as though made on such date (except for representations and warranties that speak as of a specific date).

                    (e)          Forecast. On the first Business Day of each week commencing September 7, 2009, a rolling thirteen (13) week cash flow forecast for Borrower and its Subsidiaries, in form and detail reasonably acceptable to Agent.

                    (f)          Agings. As soon as available but in any event within fifteen (15) days after the end of each month (including December), a monthly trial balance showing accounts receivable outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days, 91 days to 120 days and 120 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent.

                 Section 8.3          Notices. The Borrower agrees to deliver the following to the Agent and each Holder:

                    (a)          Collateral Information. Upon request of Agent, a certificate of one of its duly authorized officers (i) either confirming that there has been no change in the information set forth in the perfection certificate executed and delivered to the Agent on the Closing Date since such date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and other appropriate filings, recordings and registrations have been filed of record in each governmental, municipal and other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such certificate) to the extent necessary to effect, protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

                    (b)          Auditor Reports. Promptly upon receipt thereof, copies of any reports submitted by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Borrower or any of its Subsidiaries made by such accountants, including any comment letters submitted by such accountants to management of the Borrower or any Subsidiary in connection with their services;

                    (c)          Notice of Default. Promptly upon any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or taken any other action with respect to any event or condition set forth in ARTICLE 10; or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its chief executive officer or chief financial officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and the action(s) the Borrower has taken, is taking and proposes to take with respect thereto;

                    (d)          Notice of Litigation. Promptly upon any officer of Borrower obtaining knowledge of (i) the institution of, or non-frivolous threat of, any adverse Proceeding not previously disclosed in writing by the Borrower to the Agent and the Holders, or (ii) any material development in any adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower to enable the Agent and the Holders and their counsel to evaluate such matters;

                    (e)          ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, the action(s) the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as any Holder shall reasonably request;

                    (f)          Insurance Report. Upon request by Agent, a report by the Borrower’s insurance broker(s) in form and substance reasonably satisfactory to the Agent outlining all material insurance coverage maintained as of the date of such report by the Borrower and all material insurance coverage planned to be maintained by the Borrower in the immediately succeeding Fiscal Year;

                    (g)          Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any facility or property used by the Borrower or any of its Subsidiaries or which relate to any environmental liabilities of Borrower or any of its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

                    (h)          Corporate Information. Ten (10) days’ prior written notice of any change (i) in any Credit Parties’ corporate name, (ii) in any Credit Parties’ identity or organizational structure, (iii) in any Credit Parties’ jurisdiction of organization, or (iv) in any Credit Parties’ Federal Taxpayer Identification Number or state organizational identification number. The Credit Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise and all other actions that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Security Agreement and other Transaction Documents;

                    (i)          Tax Returns. Within ten (10) days following request by the Agent or any Holder, copies of each federal income tax return filed by or on behalf of Borrower and requested by such Holder;

                    (j)          Event of Loss. Promptly (and in any event within three (3) Business Days) notice of (i) any claim with respect to any liability against the Borrower or any of its Subsidiaries that (A) is in excess of $250,000 and (B) could reasonably be expected to result in a Material Adverse Effect or (ii) any event which, with or without the passage of time, could reasonably be expected to constitute an Event of Loss.

                    (k)          Other Information. Promptly upon their becoming available, deliver copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders acting in such capacity or by any of its Subsidiaries to its security holders other than the Borrower or another Subsidiary, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or any of its Subsidiaries, and (iv) such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by any Holder.

                 Section 8.4          Rank. All Indebtedness due under the Notes shall be senior in right of payment, whether with respect to payment of redemptions, interest, damages or upon liquidation or dissolution or otherwise, to all other current and future Indebtedness of the Borrower and its Subsidiaries (other than Permitted Indebtedness that is not Affiliate Indebtedness, which Permitted Indebtedness may be pari passu with the Notes in right of payment).

                 Section 8.5          Incurrence of Indebtedness. Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur or guarantee, assume, or suffer to exist any Indebtedness or engage in any sale and leaseback, synthetic lease or similar transaction, other than (i) the Obligations and (ii) Permitted Indebtedness.

                 Section 8.6          Existence of Liens. Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Liens, other than Permitted Liens.

                 Section 8.7          Restricted Payments. Except as set forth on Schedule 8.7, Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, directly or indirectly,

                    (a)          declare or pay any dividend or make any other payment or distribution on account of Borrower’s or any of its Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Borrower or any of its Subsidiaries) or to the direct or indirect holders of Borrower’s or Subsidiaries’ Equity Interests in their capacity as such, other than dividends or distributions by a Subsidiary of Borrower to Borrower or another Subsidiary who is its parent;

                    (b)          purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Borrower or any Subsidiary) any Equity Interests of Borrower or any Subsidiary or any direct or indirect parent of Borrower or any Subsidiary, other than repurchases of Equity Interests by Borrower pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $100,000 each Fiscal Year;

                    (c)          make any payment (including by setoff) on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Borrower or any Subsidiary (or set aside or escrow any funds for any such purpose), except for (i) payments of principal, interest and other amounts under (A) the Notes and (B) regularly scheduled non accelerated payments of Permitted Indebtedness and (ii) Permitted Subordinated Indebtedness Payments on the Mennen Notes (as defined in the applicable Affiliate Subordination Agreement);

                    (d)          other than reasonable costs and expenses incurred in connection with the IPO and the Winncom Acquisition, incur any costs or payments outside of the ordinary course of business that (i) individually exceeds $25,000, or (ii) in the aggregate $100,000 per year; provided that this subsection does not prohibit the use of proceeds as permitted by Section 8.24.

                 Section 8.8          Mergers; Acquisitions; Asset Sales. Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, directly or indirectly, (a) be a party to any merger or consolidation, or Acquisition, or (b) consummate any Asset Sale other than Permitted

Dispositions; provided however, notwithstanding the foregoing, Borrower may enter into definitive documentation with respect to the Winncom Acquisition provided that the Winncom Acquisition (and the documentation evidencing the Winncom Acquisition provides that that the Winncom Acquisition) is consummated only after (or concurrently with) the payment in full, in cash of all Obligations hereunder.

                 Section 8.9          No Further Negative Pledges. Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the existence of any Lien upon any of their properties or assets in favor of Agent or the Holders of Notes as set forth under the Transaction Documents, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such property or asset is given as security under the Transaction Documents, except in connection with any Permitted Liens or any document or instrument governing any Permitted Liens, provided that any such restriction contained therein relates only to the property or asset subject to such Permitted Liens (or proceeds thereof).

                 Section 8.10          Affiliate Transactions. Except with respect to any transaction set forth on Schedule 7.33 or 7.43, Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or any Subsidiary, unless such transaction is on terms that are no less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate and are fully disclosed in writing to Agent prior to consummation thereof.

                 Section 8.11          Insurance.

                    (a)          The Credit Parties shall keep the Collateral properly housed and insured against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of the Credit Parties, with such companies, in such amounts, with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent. Certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies of insurance have been or shall be, no later than the Closing Date, delivered to the Agent, and shall contain an endorsement, in form and substance reasonably acceptable to Agent, showing loss under such insurance policies payable to the Agent, for the benefit of the Holders. Borrower will use commercially reasonable efforts to ensure that such endorsement, or an independent instrument furnished to the Agent, shall provide that the insurance company shall give the Agent at least thirty (30) days’ written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of the Agent to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to the Agent no later than the Closing Date an assignment of proceeds of its business interruption insurance policies. Each Credit Party hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to the Agent. Each Credit Party irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent) as such Person’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Person on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and be continuing, such Credit Party may make, settle and adjust claims involving less than $250,000 in the aggregate without the Agent’s consent.

                    (b)          The Credit Parties shall maintain, at their expense, such public liability and third-party property damage insurance as is customary for Persons engaged in businesses similar to that of the Credit Parties with such companies and in such amounts with such deductibles and under policies in such form as shall be reasonably satisfactory to the Agent and certificates of insurance or, if requested by the Agent, original (or certified) copies of such policies have been or shall be, no later than the Closing Date, delivered to the Agent; each such policy shall contain an endorsement showing the Agent as additional insured thereunder and Borrower shall use its commercially reasonable efforts to ensure that the endorsement provides that the insurance company shall give the Agent at least thirty (30) days’ written notice before any such policy shall be altered or canceled.

                    (c)          If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then the Agent, without waiving or releasing any obligation or default by the Credit Parties hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as the Agent reasonably deems advisable. Such insurance, if obtained by the Agent, may, but need not, protect each Credit Parties’ interests or pay any claim made by or against any Credit Party with respect to the Collateral. Such insurance may be more expensive than the cost of insurance the Credit Parties may be able to obtain on their own and may be cancelled only upon the Credit Parties providing evidence that they have obtained the insurance as required above. All sums disbursed by the Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute part of the obligations due and owing hereunder, shall be payable on demand by the Credit Parties to the Agent and, until paid, shall bear interest at the highest rate applicable to Notes hereunder.

                 Section 8.12          Corporate Existence and Maintenance of Properties. Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be so qualified or in good standing could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect). Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

                 Section 8.13          Non-circumvention. Each Credit Party hereby covenants and agrees that neither Borrower nor any of its Subsidiaries will, by amendment of its articles or certificate of incorporation, bylaws, or other governing documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or the other Transaction Documents, and will at all times in good faith carry out all of the provisions of this Agreement and the other Transaction Documents and take all action as may be reasonably required to protect the rights of the Holders of the Notes.

                 Section 8.14          Conduct of Business. The Credit Parties shall not conduct their businesses in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect. The Credit Parties shall not engage in any line of business other than the businesses engaged in on the Closing Date and businesses incidental thereto.

                 Section 8.15          U.S. Real Property Holding Corporation. None of the Credit Parties shall become a U.S. real property holding corporation or permit or cause its shares to be U.S. real property interests, within the meaning of Section 897 of the Code.

                 Section 8.16          Compliance with Laws. The Borrower shall, and shall cause its Subsidiaries to, (i) comply in all material respects with federal, state and other applicable securities laws, and (ii) comply in all material respects with the requirements of all other applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws).

                 Section 8.17          Regulatory Consent. Borrower and RNK shall use their best efforts to obtain as soon as reasonably possible but in no event later than one hundred fifty (150) days after the Closing, the Regulatory Consent, and deliver evidence thereof to Agent.

                 Section 8.18          IPO. Borrower shall use its commercially reasonable best efforts to consummate the IPO on or prior to January 31, 2010.

                 Section 8.19          Reserved.

                 Section 8.20          Additional Collateral. With respect to any Property acquired after the Issuance Date by any Credit Party as to which the Agent, for the benefit of the Holders, does not have a perfected Lien, such Credit Party shall promptly (i) execute and deliver to the Agent, for the benefit of the Holders, or its agent such amendments to the Security Documents or such other documents as the Agent, for the benefit of the Holders, deems necessary or advisable to grant to the Agent, for the benefit of the Holders, a security interest in such Property and (ii) take all other actions necessary or advisable to grant to the Agent, for the benefit of the Holders, a perfected first priority security interest in such Property, including, without limitation, the filing of Mortgages and UCC financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Agent.

                 Section 8.21          Audit Rights; Field Exams; Appraisals; Meetings.

                    (a)          The Credit Parties shall, upon reasonable prior written notice (except during the occurrence and continuance of an Event of Default, when such written notice shall not be required), subject to reasonable safety and security procedures, and at the Credit Parties’ sole cost and expense, permit the Agent and each Holder (or any of their respective designated representatives) up to two (2) times per year (except during the occurrence and continuance of an Event of Default, when no such limits shall exist) to visit and inspect any of the properties of the Borrower and its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries, and to be advised as to the same by their respective officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as the Agent and the Holders may reasonably request.

                    (b)          The Credit Parties shall, upon reasonable prior written notice, subject to reasonable safety and security procedures, and at the Credit Parties’ sole cost and expense, permit the Agent and each Holder (or any of their respective designated representatives) to conduct field exams of the Collateral, all at such reasonable times and intervals as the Agent and the Holders may reasonably request.

                    (c)          The Credit Parties shall, at Agent’s request and upon reasonable prior written notice, and at the Credit Parties’ sole cost and expense, obtain an appraisal of the Collateral from an independent appraisal firm satisfactory to Agent.

                    (d)          The Credit Parties will, upon the request of the Agent or Required Holders, participate in a meeting of the Agent and the Holders once (or more frequently at Agent’s request at any time an Event of Default has occurred and is continuing during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Agent) at such time as may be agreed to by the Borrower and the Agent.

                 Section 8.22          Pledge of Notes. Each of the Credit Parties acknowledges and agrees that the Notes may be pledged by a Holder in connection with a bona fide margin account or other loan or financing arrangement that is secured by the Notes; provided such pledge is made in compliance with applicable federal and state securities laws. Such pledge of Notes shall not be deemed to be a transfer, sale or assignment of the Notes hereunder, and no Holder effecting such pledge of Notes shall be required to provide any Credit Party with any notice thereof or otherwise make any delivery to any Credit Party pursuant to this Agreement or any other Transaction Document, including, without limitation, Section 6.4 hereof, unless required by applicable law. Each of the Credit Parties hereby agrees to execute and deliver such documentation as a pledgee of the Notes may reasonably request in connection with a pledge of the Notes to such pledgee by Holder.

                 Section 8.23          Additional Issuances of Securities. None of the Borrower or any Subsidiary shall, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its debt securities or Equity Interests, including without limitation any debt, preferred stock or other instrument or security that may be, at any time during its life, and under any circumstance, convertible into or exchangeable or exercisable for shares of Equity Interests, convertible securities or debt securities (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) without the prior written consent of the Agent and the Required Holders; provided, that notwithstanding the foregoing, the Borrower may issue (A) shares of Common Stock or Common Stock Equivalents issued or issuable to directors, officers, employees or consultants of the Borrower in connection with their service as directors or officers of the Borrower, their employment by the Borrower or their retention as consultants by the Borrower pursuant to any benefit plans, programs or agreements approved by the Borrower’s board of directors or any committee thereof; (B) shares of Common Stock or Common Stock Equivalents issued (or issuable upon the exercise of rights, options or warrants outstanding from time to time) to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, (C) shares of Common Stock or Common Stock Equivalents issued in connection with an acquisition, combination, strategic alliance or similar transaction, (D) shares of Common Stock or Common Stock Equivalents issued (or issuable upon exercise of rights, options or warrants outstanding from time to time) for bona fide services, (E) shares of Common Stock issued to RNK Holding Company; Wellesley Leasing, LLC; Doug Denny Brown; Neal Hart; Glenn Pokraka; John Skinner and Fred Weymss (each, an “RNK Stockholder”) in accordance with the terms of that certain Stock Issuance and Payment Agreement dated as of the date hereof by and among the RNK Stockholders and Borrower, as in effect on the date hereof and (F) shares of Common Stock issued or issuable upon exercise of rights, options, warrants, notes or other rights to acquire securities of the Borrower outstanding on the Closing Date, provided, with respect to each of the issuances described in the foregoing clauses (A) through (F), no Event of Default has occurred and is continuing or would result therefrom, and so long as, the mandatory prepayment required to be made pursuant to Section 2.3(b)(iii) is made concurrently therewith. Notwithstanding the foregoing, nothing in this Section 8.23 shall prevent the issuance of Common Stock in connection with the IPO, provided that the IPO is consummated after (or concurrently with) the payment in full, in cash of all Obligations hereunder.

                 Section 8.24          Use of Proceeds. The Credit Parties will use the proceeds from the sale of the Notes as set forth on Schedule 8.24 (which shall include the payment of fees and expenses pursuant to the Fee Letter); provided that, except as expressly set forth in the Funds Flow Letter, no proceeds from the sale of the Notes shall be used to pay or repay any Indebtedness, any accrued and unpaid executive officer salary and/or bonus, or, except as disclosed in writing to Agent prior to the Closing Date, any accrued and unpaid placement agent’s fees, financial advisory fees or broker’s commissions.

                 Section 8.25          Fees. The Borrower, on behalf of itself and the other Credit Parties, shall pay the Lenders the fees and expenses set forth in the Fee Letter, and shall reimburse the Lenders or their designee(s) for reasonable and documented costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith), which amounts, less any amounts paid in advance by Borrower, shall be withheld by each Lender from the purchase price paid by such Lender on the Closing Date in accordance with the Fee Letter. In addition, the Borrower shall, within five (5) Business Days of receiving a request from any Lender or the Agent therefor, reimburse such Lender for any additional reasonable legal fees incurred post-closing in connection with perfecting the Lenders’ security interests and any additional filing or recording fees in connection therewith. The Borrower shall be responsible for the payment of, and shall pay, any reasonable agent’s fees, financial advisory fees, or broker’s commissions relating to or arising out of the transactions contemplated hereby, and shall hold each Lender harmless against, any liability, loss or expense (including, without limitation, reasonable attorney’s fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment.

                 Section 8.26          Reserved.

                 Section 8.27          Modification of Organizational Documents and Certain Documents. The Borrower shall not, without the prior written consent of the Agent or the Required Holders, (i) permit the charter, by-laws or other organizational documents of any Credit Party, or any Material Contract, to be amended or modified in any material respect (provided that, Borrower may amend its organizational documents in connection with the IPO, solely to the extent such changes are not adverse to Agent or the Lenders), or (ii) amend, supplement or otherwise modify, or waive any rights under, the Affiliate Subordination Agreement.

                 Section 8.28          Joinder. The Credit Parties shall notify the Holders prior to the formation or acquisition of any Subsidiaries. For any Subsidiaries formed or acquired after the Closing Date, the Credit Parties shall at their own expense, upon formation or acquisition of such Subsidiary, cause each such Subsidiary to execute an instrument of joinder (a “Joinder Agreement”) in form and substance reasonably satisfactory to the Agent obligating such Subsidiary to any or all of the Transaction Documents deemed necessary or appropriate by the Holders and cause the applicable Person that owns the Equity Interests of such Subsidiary to pledge to the Holders 100% of the Equity Interests owned by it of each such Subsidiary formed or acquired after the Closing Date and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby. In the event a Person becomes a Guarantor (a “New Guarantor”) pursuant to the Joinder Agreement, upon such execution the New Guarantor shall be bound by all the terms and conditions hereof and the other Transaction Documents to the same extent as though such New Guarantor had originally executed the Transaction Documents. The addition of a New Guarantor shall not in any manner affect the obligations of the other Credit Parties hereunder or thereunder. Each Credit Party and Lender and the Agent hereto acknowledges that the schedules and exhibits hereto or thereto may be amended or modified in connection with the addition of any New Guarantor to reflect information relating to such New Guarantor. Compliance with this Section 8.28 shall not excuse any violation of Section 8.8.

                 Section 8.29          Investments. Borrower shall not, and Borrower shall not permit any of its Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

                    (a)          Cash Equivalent Investments;

                    (b)          bank deposits in the ordinary course of business;

                    (c)          Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

                    (d)          advances made in connection with purchases of goods or services in the ordinary course of business;

                    (e)          Investments owned by the Borrower on the Closing Date as set forth on Schedule 8.29;

                    (f)          deposits of cash in the ordinary course of business to secure performance of operating leases; and

                    (g)          guaranties that constitute Permitted Indebtedness.

                 Section 8.30          Further Assurances. At any time or from time to time upon the request of the Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of the Transaction Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by all Subsidiaries of Borrower and secured by substantially all of the assets of the Credit Parties and their Subsidiaries.

ARTICLE 9

CROSS GUARANTY

                 Section 9.1          Cross-Guaranty. Each Guarantor, jointly and severally, hereby absolutely and unconditionally guarantees to the Holders and their respective successors and assigns the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this ARTICLE 9 shall not be discharged until payment and performance, in full, of the obligations under the Transaction Documents has occurred and all commitments (if any) to lend hereunder have been terminated, and that its obligations under this ARTICLE 9 shall be absolute and unconditional, irrespective of, and unaffected by:

                    (a)          the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Transaction Document or any other agreement, document or instrument to which any Credit Party is or may become a party;

                    (b)          the absence of any action to enforce this Agreement (including this ARTICLE 9) or any other Transaction Document or the waiver or consent by the Holders with respect to any of the provisions thereof;

                    (c)          the Insolvency of any Credit Party or Subsidiary; or

                    (d)          any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the obligations guaranteed hereunder.

                 Section 9.2          Waivers by Guarantors. Each Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Holders to marshal assets or to proceed in respect of the obligations guaranteed hereunder against any other Credit Party or Subsidiary, any other party or against any security for the payment and performance of the obligations under the Transaction Documents before proceeding against, or as a condition to proceeding against, such Guarantor. It is agreed among each Guarantor that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Transaction Documents and that, but for the provisions of this ARTICLE 9 and such waivers, the Holders would decline to enter into this Agreement.

                 Section 9.3          Benefit of Guaranty. Each Guarantor agrees that the provisions of this ARTICLE 9 are for the benefit of the Holders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and the Holders, the obligations of such other Credit Party under the Transaction Documents.

                 Section 9.4          Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, and except as set forth in Section 9.7, each Guarantor hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Guarantor acknowledges and agrees that this waiver is intended to benefit the Holders and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this ARTICLE 9, and that the Holders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 9.4.

                 Section 9.5          Election of Remedies. If the Holders may, under applicable law, proceed to realize their benefits under any of the Transaction Documents, the Agent or any of the Holders may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this ARTICLE 9. If, in the exercise of any of its rights and remedies, any of the Holders shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Credit Party hereby consents to such action by such Holders and waives any claim based upon such action, even if such action by such Holders shall result in a full or partial loss of any rights of subrogation that any Credit Party might otherwise have had but for such action by such Holders. Any election of remedies that results in the denial or impairment of the right of the Holders to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party’s obligation to pay the full amount of the obligations under the Transaction Documents.

                    Section 9.6          Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this ARTICLE 9 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under the Transaction Documents) shall be limited to an amount not to exceed as of any date of determination the greater of:

                    (a)          the net amount of all amounts advanced to such Guarantor under this Agreement or otherwise transferred to, or for the benefit of, such Guarantor (including any interest and fees and other charges); and

                    (b)          the amount that could be claimed by the Holders from such Guarantor under this ARTICLE 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor’s right of contribution and indemnification from each other Credit Party under Section 9.7.

                    Section 9.7          Contribution with Respect to Guaranty Obligations.

                    (a)          To the extent that any Guarantor shall make a payment under this ARTICLE 9 of all or any of the obligations under the Transaction Documents (other than financial accommodations made to that Guarantor for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount that such Guarantor would otherwise have paid if each Guarantor had paid the aggregate obligations under the Transaction Documents satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantor as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the obligations under the Transaction Documents and termination of the Transaction Documents (including all commitments (if any) to lend hereunder), such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

                    (b)          As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim that could then be recovered from such Guarantor under this ARTICLE 9 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

                    (c)          This Section 9.7 is intended only to define the relative rights of Guarantor and nothing set forth in this Section 9.7 is intended to or shall impair the obligations of Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 9.1. Nothing contained in this Section 9.7 shall limit the liability of any Credit Party to pay the financial accommodations made directly or indirectly to that Credit Party and accrued interest, fees and expenses with respect thereto for which such Credit Party shall be primarily liable.

                    (d)          The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

                    (e)          The rights of the indemnifying Guarantor against other Guarantor under this Section 9.7 shall be exercisable upon the full and indefeasible payment of the obligations under the Transaction Documents and the termination of the Transaction Documents.

                    Section 9.8          Liability Cumulative. The liability of each Guarantor under this ARTICLE 9 is in addition to and shall be cumulative with all liabilities of each other Credit Party to the Holders under this Agreement and the other Transaction Documents to which such Credit Party is a party or in respect of any obligations under the Transaction Documents or obligation of the other Credit Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

                    Section 9.9          Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Credit Parties under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Credit Parties, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Credit Parties hereunder forthwith on demand by the Required Holders.

                    Section 9.10        Benefit to Borrower. All of the Credit Parties and their Subsidiaries are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person. Each Credit Party and each Subsidiary will derive substantial direct and indirect benefit from the purchase and sale of the Notes hereunder.

ARTICLE 10

RIGHTS UPON EVENT OF DEFAULT

                    Section 10.1        Event of Default. Each of the following events shall constitute an “Event of Default”:

                    (a)          any Credit Parties’ failure to pay to the Agent and/or Holders and/or Lenders (i) any amount of principal or interest (including interest calculated at the Default Rate) when and as due under this Agreement and the Notes or (ii) any Late Charges, redemptions or other amounts when and as due (or within five (5) Business Days thereof) under this Agreement and the Notes (including, without limitation, Borrower’s failure to pay any redemption payments or amounts hereunder or under the Notes) or any other Transaction Document, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;

                    (b)          any default occurs and is continuing under, or any redemption of or acceleration prior to maturity of, any Indebtedness of the Borrower or any of its Subsidiaries in

excess of $500,000; provided, that, in the event that any such default or acceleration of indebtedness is cured or rescinded by the holders thereof prior to acceleration of the Notes, no Event of Default shall exist as a result of such cured default or rescinded acceleration;

                    (c)          (i) the Borrower or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, or to the conversion of an involuntary case to a voluntary case, (C) consents to the appointment of or taking of possession by a receiver, trustee, assignee, liquidator or similar official (a “Custodian”) for all or a substantial part of its property, (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is Insolvent or is otherwise generally unable to pay its debts as they become due; or (ii) the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to in this Section 10.1(c) or Section 10.1(d);

                    (d)          a court of competent jurisdiction (i) enters an order or decree under any Bankruptcy Law, which order or decree (A) (1) is not stayed or (2) is not rescinded, vacated, overturned, or otherwise withdrawn within thirty (30) days after the entry thereof, and (B) is for relief against the Borrower or any of its Subsidiaries in an involuntary case, (ii) appoints a Custodian over all or a substantial part of the property of the Borrower or any of its Subsidiaries and such appointment continues for thirty (30) days, (iii) orders the liquidation of the Borrower or any of its Subsidiaries, or (iv) issues a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of its Subsidiaries;

                    (e)          a final judgment or judgments for the payment of money in excess of $500,000 or that otherwise could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect are rendered against the Borrower or any of its Subsidiaries and which judgments are not, within fifteen (15) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within fifteen (15) days after the expiration of such stay, unless (in the case of a monetary judgment) such judgment is covered by third-party insurance, so long as the applicable Credit Party or Subsidiary provides the Holders a written statement from such insurer (which written statement shall be reasonably satisfactory to the Agent and the Required Holders) to the effect that such judgment is covered by insurance and such Credit Party or Subsidiary will receive the proceeds of such insurance within a reasonable period of time but in no event later than forty five (45) days following the issuance of such judgment;

                    (f)          any Credit Party or Pledgor breaches any covenant, or other term or condition of any Transaction Document or any other agreement with the Agent or any Holder, except (i) in the case of a breach of a covenant or other term or condition of any Transaction Document (other than Sections 8.1, 8.2, 8.3(c), 8.4 through 8.10, 8.13, 8.23, 8.24, 8.27, 8.28, 8.29 and 10.5 of this Agreement) which is curable, only if such breach is not cured within fifteen (15) days, and (ii) a breach addressed by the other provisions of this Section 10.1;

                    (g)          a Change of Control occurs;

                    (h)          any representation or warranty made by any Credit Party or Pledgor herein or any other Transaction Document is breached or is false or misleading, each in any material respect;

                    (i)           any default or “Event of Default” or similarly defined term occurs and is continuing with respect to any of the other Transaction Documents;

                    (j)           the repudiation by any Credit Party, Pledgor or Affiliated Holder of any of its obligations under any Security Document or Affiliate Subordination Agreement, or any Security Document or Affiliated Subordination Agreement or any term thereof shall cease to be, or is asserted by any Credit Party, Pledgor or Affiliated Holder not to be, a legal, valid and binding obligation of any Credit Party enforceable in accordance with its terms;

                    (k)          any Lien against any material portion of the Collateral intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party or Pledgor not to be, a valid, first priority perfected Lien (to the extent that any Transaction Document obligates the parties to provide such a perfected first priority Lien, and except to the extent Permitted Liens are permitted by the terms of the Transaction Documents to have priority) in any material portion of the Collateral (except as expressly otherwise provided under and in accordance with the terms of such Transaction Document);

                    (l)           any material provision of any Transaction Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party, Pledgor or Affiliated Holder, or a proceeding shall be commenced by any Credit Party, Pledgor or Affiliated Holder, or by any Governmental Authority having jurisdiction over such Credit Party, Pledgor or Affiliated Holder, seeking to establish the invalidity or unenforceability thereof, or any Credit Party or Pledgor shall deny that it has any liability or obligation purported to be created under any Transaction Document;

                    (m)         the material breach by any Credit Party or any of its Subsidiaries of an agreement or agreements (in each case, other than a Transaction Document) to which it is a party that involves the payment to or by such Credit Party or Subsidiary, individually or in the aggregate, of more than $500,000 (whether by set-off or otherwise) in any six (6) month period;

                    (n)          the occurrence of any event which could reasonably be expected to have a Material Adverse Effect;

                    (o)          any Credit Party or Subsidiary liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course;

                    (p)          if (i) Richard Koch at any time ceases to be employed by RNK in the same position and with duties substantially similar to those held as of the Closing Date due to a termination by RNK without Cause (as such term is defined in the Employment Agreement dated as of October 12, 2007 by and among Richard Koch, Borrower and RNK, the “RNK Employment Agreement” or any employment agreement that replaces the RNK Employment Agreement upon the expiration of its term (such replacement agreement, the “Replacement RNK

Employment Agreement”)), (ii) Richard Koch at any time ceases to be employed by RNK in the same position and with duties substantially similar to those held as of the Closing Date due to either (x) a termination by RNK for Cause (as defined in the RNK Employment Agreement or the Replacement RNK Employment Agreement, as applicable) or a (y) voluntary termination by Richard Koch and, solely with respect to this clause (ii), a permanent replacement with experience and qualifications in the telecommunications industry appropriate for the position (and who is otherwise reasonably acceptable to Agent) has not been employed by RNK within thirty (30) calendar days of such termination or (iii) provided that Richard Koch remains employed by RNK at the time of its expiration, the RNK Employment Agreement expires in accordance with its terms and the parties thereto have not entered into the Replacement RNK Employment Agreement;

                    (q)         (i) any material decline or depreciation in the value or market price of the Collateral (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of Agent acting in good faith, to become unsatisfactory as to value or character, or which causes the Agent to reasonably believe that the Obligations are inadequately secured and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence, or (ii) any other event or circumstance which causes the Agent to reasonably believe that the Obligations are inadequately secured and that the likelihood for repayment of the Obligations is or will soon be impaired, time being of the essence;

                    (r)          (i) there occurs one or more ERISA Events which individually or in the aggregate result(s) in or could reasonably be expected to result in liability of the Credit Parties or any of their Subsidiaries in excess of $500,000 during the term hereof; or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code;

                    (s)          any default or event of default (monetary or otherwise) shall occur with respect to any Material Contract;

                    (t)          at anytime prior to the receipt of the Regulatory Consent, Agent ceases to have a fully perfected first priority lien on at least fifty-one percent (51%) of the Equity Interests of Borrower on a fully diluted basis; or

                    (u)          Borrower or any Subsidiary of Borrower enters into any settlement agreement with respect to any pending legal matter which requires Borrower or such Subsidiary to make a payment to a third party in excess of $500,000.

                    Section 10.2          Acceleration Right.

                    (a)          Promptly after the occurrence of an Event of Default, the Borrower shall deliver written notice thereof via email, facsimile and overnight courier (an “Event of Default Notice”) to the Agent and the Holders. At any time after the earlier of the Agent’s and the Holders’ receipt of an Event of Default Notice and the Agent and the Holders becoming aware of an Event of Default which has not been cured or waived, the Required Holders may require the Borrower to redeem all or any portion of the Notes (an “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Borrower,

which Event of Default Redemption Notice shall indicate the portion of the Notes that the Required Holders are requiring the Borrower to redeem; provided, that upon the occurrence of any Event of Default described in Section 10.1(c) or Section 10.1(d), the Notes, in whole, shall automatically, and without any action on behalf of the Agent or any Holder, be redeemed by the Borrower. All Notes subject to redemption by the Borrower pursuant to this Section 10.2 shall be redeemed by the Borrower at a price equal to the outstanding principal amount of the Notes, plus accrued and unpaid interest and accrued and unpaid Late Charges, Yield Maintenance Premium and all other amounts due under the Transaction Documents (the “Event of Default Redemption Price”).

                    (b)          In the case of an Event of Default Redemption, the Borrower shall deliver the applicable Event of Default Redemption Price to the Agent within three (3) Business Days after the Borrower’s receipt of the Event of Default Redemption Notice. In the case of an Event of Default Redemption of less than all of the principal of the Notes, the Borrower shall promptly cause to be issued and delivered to the Holders new Notes (in accordance with Section 2.7) representing the outstanding principal which has not been redeemed.

                    Section 10.3          Consultation Rights. Without in any way limiting any remedy that the Holders may have, at law or in equity, under any Transaction Document (including under the foregoing provisions of this ARTICLE 10) or otherwise, upon the occurrence and during the continuance of any Event of Default, upon the request of the Agent or the Required Holders, the Credit Parties shall hire or otherwise retain a consultant, advisor or similar Person acceptable to the Agent to advise the Credit Parties with respect to their business and operations.

                    Section 10.4          Other Remedies. The remedies provided herein and in the Notes shall be cumulative and in addition to all other remedies available under any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Agent’s or any Holder’s right to pursue actual and consequential damages for any failure by the Credit Parties to comply with the terms of this Agreement, the Notes and the other Transaction Documents. Amounts set forth or provided for herein and in the Notes with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holders and shall not, except as expressly provided herein, be subject to any other obligation of the Credit Parties (or the performance thereof). Each of the Credit Parties acknowledges that a breach by it of its obligations hereunder and under the Notes and the other Transaction Documents will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Credit Parties therefore agree that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE 11

TERMINATION

          In the event that the Closing shall not have occurred with respect to a Lender on or before five (5) Business Days from the date hereof due to the Borrower’s or such Lender’s failure to satisfy the conditions set forth in Sections 4.1 and 5.1 (and the non-breaching party’s failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party; provided, however, if this Agreement is terminated pursuant to this ARTICLE 11, the Credit Parties shall remain obligated to reimburse the Lenders for the expenses described in Section 8.25 above.

ARTICLE 12

AGENCY PROVISIONS

                    Section 12.1          Appointment. Each of the Holders hereby irrevocably designates and appoints Agent as the administrative agent and collateral agent of such Holder (or the Holders represented by it) under this Agreement and the other Transaction Documents for the term hereof (and Agent hereby accepts such appointment), and each such Holder irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or the other Transaction Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Transaction Documents or otherwise exist against the Agent. Any reference to the Agent in this Agreement or the other Transaction Documents shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity, if any, as a Holder. Each Lender hereby consents and agrees to the execution by Agent on behalf of such Lender of the Affiliate Subordination Agreement and further agrees to be bound by the terms and provisions thereof

                    Section 12.2          Delegation of Duties. The Agent may execute any of its respective duties under this Agreement or the other Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

                    Section 12.3          Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for actions occasioned by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Holders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement, the other Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Transaction Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or of any other Transaction Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

                    Section 12.4          Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have actual notice of any transferee. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Transaction Documents unless it shall first receive such advice or concurrence of the Required Holders (or, when expressly required hereby, all the Holders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Transaction Documents in accordance with a request of the Required Holders (or, when expressly required hereby, all the Holders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Holders and all future Holders.

                    Section 12.5          Notices of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default hereunder or under any other Transaction Document unless it has received notice of such Event of Default in accordance with the terms hereof or thereof or notice from a Holder or the Borrower referring to this Agreement or the other Transaction Documents describing such Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Holders. The Agent shall take such action with respect to such Event of Default as shall be reasonably directed by the Required Holders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable in the best interests of the Holders, except to the extent that other provisions of this Agreement or the other Transaction Documents expressly require that any such action be taken or not be taken only with the consent and authorization or upon the request of the Holders or Required Holders, as applicable.

                    Section 12.6          Non-Reliance on the Agent and Other Holders. Each of the Holders expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Holder. Each of the Holders represents that it has made and will continue to make, independently and without reliance upon the Agent or any other Holder, and based on such documents and information as it shall deem appropriate at the time, its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Agent hereunder or under the other Transaction Documents, the Agent shall not have any duty or responsibility to provide any Holder with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

                    Section 12.7          Indemnification. Each of the Holders hereby agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to the respective amounts of their Notes, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the other Transaction Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Holder shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they result from the Agent’s gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.

                    Section 12.8          The Agent in Its Individual Capacity. The Agent and its Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Subsidiaries as though the Agent were not an Agent hereunder. With respect to any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Transaction Documents as any Holder and may exercise the same as though it were not an Agent, and the term “Holders” shall include the Agent in its individual capacity.

                    Section 12.9          Resignation of the Agent; Successor Agent. The Agent may resign as Agent at any time by giving thirty (30) days advance written notice thereof to the Holders and the Borrower and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder; provided however, no such notice shall be required and Agent may resign immediately in the event that any party to any Affiliate Subordination Agreement exercises its purchase option set forth therein. Upon any such resignation, the Required Holders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Holders, then the Agent may, on behalf of the Holders, appoint a successor Agent reasonably acceptable to the Borrower (so long as no Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Holders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Holders appoint a successor agent as provided for above.

                    Section 12.10        Reimbursement by Holders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 13.1 or Section 13.12 to be paid by it to the Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Holder severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Holder’s applicable percentage thereof (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. For the purposes of this Section 12.10, the “applicable percentage” of a Holder shall be the percentage of the total aggregate principal amount of the Notes represented by the Notes held by such Holder at such time.

ARTICLE 13

MISCELLANEOUS

                    Section 13.1          Payment of Expenses. The Borrower shall reimburse Agent and the Holders on demand for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Agent and the Holders in connection with the (i) documentation and consummation of the transactions contemplated hereunder and any other transactions between the Borrower and Agent and the Holders, including, without limitation, UCC and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review (including due diligence review) costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Obligations; (iv) administration and enforcement of Agent’s and any Holder’s rights under this Agreement or any other Transaction Document (including, without limitation, any costs and expenses of any third party provider engaged by Agent or the Holders for such purposes); (v) costs associated with any refinancing or restructuring of the Notes whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise, and whether or not consummated; (vi) all reasonable out-of-pocket costs and expenses of the Agent and the Holders and their assignees (including, without limitation, attorneys’ fees) in connection with the assignment, transfers or syndication of the Notes; and (vii) from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Holders), that may be payable in connection with the Notes contemplated by this Agreement and the other Transaction Documents. The Borrower shall also pay all normal service charges with respect to all accounts maintained by the Borrower with the Holders and any additional services requested by Borrower from the Holders. All such costs, expenses and charges shall constitute Obligations hereunder, shall be payable by the Borrower to the Holders on demand, and, until paid, shall bear interest at the highest rate then applicable to Notes hereunder. Without limiting the foregoing, if (a) any Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or any Holder otherwise takes action to collect amounts due under such Note or to enforce the provisions of such Note or (b) there occurs any bankruptcy, reorganization, receivership of any Credit Party or other proceedings affecting creditors’ rights and involving a claim under such Note, then the Borrower shall pay the costs incurred by such Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements (including such fees and disbursements related to seeking relief from any stay, automatic or otherwise, in effect under any Bankruptcy Law).

                    Section 13.2          Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

                    Section 13.3          Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                    Section 13.4          Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                    Section 13.5          Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                    Section 13.6          Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Lenders, the Borrower, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the Credit Parties or any Lender makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement, the Notes or any of the other Transaction Documents may be amended or waived other than by an instrument in writing signed by the Borrower, the Agent and the Required Holders (or by the Agent with the consent of the Required Holders) (provided, that no amendment or waiver hereof shall increase any Lender’s obligations hereunder or materially adversely affect the rights of such Lender hereunder, in either case, without such Lender’s written consent; and provided, further, no amendment or waiver shall extend the due date of any payment hereunder or under the Notes, decrease the amount of interest or other compensation payable hereunder or under the Notes, or modify Section 8.1 without the consent of the Holders of all Notes), and any amendment or waiver to this Agreement made in conformity with the provisions of this Section 13.6 shall be binding on all Lenders and holders of Securities, as applicable. No such amendment or waiver shall be effective to the extent that it applies to less than all of the holders of the applicable Securities then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to all of the parties to the Transaction Documents or Holders of Notes, as the case may be. None of the Credit Parties has, directly or indirectly, made any agreements with any Lenders relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, each of the Credit Parties confirms that, except as set forth in this Agreement, no Lender has made any commitment or promise or has any other obligation to provide any financing to the Credit Parties or otherwise.

                    Section 13.7          Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided, confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Borrower:

Wave2Wave Communications, Inc.
433 Hackensack Avenue, 5th Floor
Hackensack, New Jersey 07601
Telephone: (201) 968-9797
Facsimile: (201) 968-1886
Attention: Eric Mann, Chief Financial Officer

With a copy (for informational purposes only) to:

RNK, Inc.
333 Elm Street
Dedham, Massachusetts 02026
Telephone: 781-613-6100
Facsimile: 781-297-9836
Attention: John Skinner

With a copy (for informational purposes only) to:

Mintz Levin Cohn Ferris Glovsky and Popeo PC
666 Third Avenue
New York, New York 10017
Telephone: (212) 692-6784
Facsimile: (212) 983-3115
Attention: Ivan Blumenthal

If to the Agent:

Victory Park Management, LLC
227 W. Monroe Street, Suite 3900
Chicago, Illinois 60606
Telephone: (312) 701-0792
Facsimile: (312) 701-0794
Attention: Earle Goldin

If to a Lender, to its address and facsimile number set forth on the Schedule of Lenders, with copies to such Lender’s representatives as set forth on the Schedule of Lenders,

with a copy (for informational purposes only) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Telephone: (312) 902-5694
Facsimile: (312) 577-8680
Attention: Stuart P. Shulruff

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clauses (i), (ii) or (iii) above, respectively.

                    Section 13.8        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, including any purchasers of the Notes or the Shares. None of the Credit Parties shall assign this Agreement or any rights or obligations hereunder without the prior written consent of each of the Holders of the Notes, including by way of a Change of Control. A Lender may assign some or all of its rights and obligations hereunder in connection with transfer of any of its Notes without the consent of the Credit Parties, in which event such assignee shall be deemed to be the Lender hereunder with respect to such assigned rights and obligations, and the Credit Parties shall use their best efforts to ensure that such transferee is registered as a Holder and that any Liens on the Collateral shall be for the benefit of such Holder (as well as the other Holders of Notes).

                    Section 13.9        No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

                    Section 13.10      Survival. Unless this Agreement is terminated under ARTICLE 11, the representations, warranties, agreements and covenants of the Credit Parties and the Lenders contained in the Transaction Documents shall survive the Closing. Each Lender shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

                    Section 13.11      Further Assurances. Each Credit Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                    Section 13.12      Indemnification. In consideration of each Lender’s execution and delivery of the Transaction Documents and acquiring the Notes thereunder and in addition to all of the Credit Parties’ other obligations under the Transaction Documents, the Credit Parties shall jointly and severally defend, protect, indemnify and hold harmless each Lender and each other Holder of any Notes and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by any Credit Party in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of any Credit Party contained in this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) the present or former status of any Credit Party as a U.S. real property holding corporation for federal income tax purposes within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, if applicable, or (d) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of any Credit Party) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of this Agreement or any other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Notes, or (iii) the status of such Lender or Holder of the Notes as a lender to the Borrower pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertakings by the Credit Parties may be unenforceable for any reason, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. No Credit Party shall assert, and each waives, any claim against the Indemnitees on any theory of liability for special, indirect, consequential or punitive damages arising out of, in connection with or as a result of, this Agreement of any of the other Transaction Documents or the transactions contemplated hereby or thereby. The agreements in this Section 13.12 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement and the other Transaction Documents.

                    Section 13.13     No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                    Section 13.14     Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder or any of the other Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                    Section 13.15     Payment Set Aside. To the extent that any of the Credit Parties makes a payment or payments to the Lenders hereunder or pursuant to any of the other Transaction Documents or the Lenders enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to any of the Credit Parties, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                    Section 13.16     Independent Nature of Lenders’ Obligations and Rights. The obligations of each Lender under any Transaction Document are several and not joint with the obligations of any other Lender, and no Lender shall be responsible in any way for the performance of the obligations of any other Lender under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Lender pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents and each of the Credit Parties acknowledges that the Lenders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Lender confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. Each Lender shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

[Signature Pages Follow]

          IN WITNESS WHEREOF, each party has caused its signature page to this Financing Agreement to be duly executed as of the date first written above.

BORROWER:

WAVE2WAVE COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ Eric Mann
Name:	Eric Mann
Title:	Chief Financial Officer

GUARANTORS:

RNK, INC., a Massachusetts corporation

By:	/s/ Eric Mann
Name:	Eric Mann
Title:	Chief Financial Officer

WAVE2WAVE VOIP COMMUNICATIONS, LLC, a Delaware limited liability company

By:	/s/ Eric Mann
Name:	Eric Mann
Title:	Chief Financial Officer

WAVE2WAVE DATA COMMUNICATIONS, LLC, a Delaware limited liability company

By:	/s/ Eric Mann
Name:	Eric Mann
Title:	Chief Financial Officer

WAVE2WAVE COMMUNICATIONS MID-WEST REGION, LLC, a Delaware limited liability company

By:	/s/ Eric Mann
Name:	Eric Mann
Title:	Chief Financial Officer

Signature Page to Financing Agreement

RNK VA, LLC, a Virginia limited liability company

By:	/s/ Eric Mann
Name:	Eric Mann
Title:	Chief Financial Officer

AGENT:

VICTORY PARK MANAGEMENT, LLC

By:	/s/ Matthew Ray
Name:	Matthew Ray
Its:	Manager

LENDERS:

VICTORY PARK CREDIT OPPORTUNITIES, L.P.

By: Victory Park Capital Advisors, LLC
Its: Investment Manager

By:	/s/ Scott R. Zemnick
Name: Scott R. Zemnick
Its: General Counsel

VICTORY PARK SPECIAL SITUATIONS, L.P.

By: Victory Park Capital Advisors, LLC
Its: Investment Manager

By:	/s/ Scott R. Zemnick
Name: Scott R. Zemnick
Its: General Counsel

Signature Page to Financing Agreement